                                                                   Exhibit 10.23

                                 FIRST AMENDMENT

     THIS FIRST AMENDMENT is dated as of February ___, 2002 (this "Amendment") between HUGHES ELECTRONICS CORPORATION, a corporation organized and existing under the laws of Delaware (the "Borrower") and GENERAL MOTORS ACCEPTANCE CORPORATION, a corporation organized under the laws of Delaware (the "Lender").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Borrower and the Lender have agreed to amend the Revolving Credit Agreement dated as of October 1, 2001 (the "Credit Agreement") in the manner provided below; and

     WHEREAS, the Borrower and the Lender have agreed to amend the Loan Set-Off and Security Agreement dated as of October 1, 2001 (the "Loan Set-Off and Security Agreement") in the manner provided below.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Defined Terms. Terms defined in the Credit Agreement shall have their
        -------------
defined meanings when used herein.

     2. Amendment of the Credit Agreement. The Credit Agreement (including the
        ---------------------------------
Exhibits thereto) is hereby amended in accordance with Exhibit A hereto: (a) by
                                                       ---------
deleting each term thereof which is lined out; and (b) by inserting each term thereof which is double underlined, in each case in the place where such term appears therein.

     3. Amendment of the Loan Set-Off and Security Agreement. The Loan Set-Off
        ----------------------------------------------------
and Security Agreement is hereby amended in accordance with Exhibit B hereto:
                                                            ---------
(a) by deleting each term thereof which is lined out; and (b) by inserting each term thereof which is double underlined, in each case in the place where such term appears therein.

     4. Execution of Intercreditor Agreement. Concurrently with the execution of
        ------------------------------------
this Amendment, (a) the Existing Credit Agreement is being amended and restated in its entirety as set forth in Exhibit C (as so amended and restated, or as
                                ---------
hereafter amended, modified or supplemented, the "Existing Credit Agreement"); and (b) the Borrower, the Lender and Bank of America are entering into an Intercreditor Agreement in the form attached as Exhibit D (such agreement, as
                                                ---------
amended, modified or supplemented from time to time, the "Intercreditor Agreement").

     5. Temporary Modification of Credit Agreement. Notwithstanding anything in
        ------------------------------------------
the Credit Agreement to the contrary, until the Intercreditor Agreement shall have terminated, the Credit Agreement shall be modified as follows:

          (a) The "Termination Date" (as defined in the Credit Agreement) shall have the same meaning as given such term in the Existing Credit Agreement.

          (b) The Representations and Warranties of Borrower (as provided in
Section 6 of the Credit Agreement) shall not be applicable (the "Suspended Representations and Warranties") and in lieu of such, the "Representations and Warranties of Borrower" in Section 6 of the Existing Credit Agreement (and all
(b) related definitions in the Existing Credit Agreement, to the extent not otherwise defined in the Credit Agreement) shall instead apply. Notwithstanding the foregoing, any reference in Section 6 of the Existing Credit Agreement to Banks, Majority Banks or Administrative Agent shall be deemed to be the Lender for the purposes of the Credit Agreement.

          (c) The Affirmative Covenants of Borrower (as provided in Section 7 of the Credit Agreement) shall not be applicable (the "Suspended Affirmative Covenants") and in lieu of such covenants, the "Affirmative Covenants of Borrower" in Section 7 of the Existing Credit Agreement (and all related definitions in the Existing Credit Agreement, to the extent not otherwise defined in the Credit Agreement) shall instead (c) apply. Notwithstanding the foregoing, any reference in Section 7 of the Existing Credit Agreement to Banks, Majority Banks or Administrative Agent shall be deemed to be the Lender for the purposes of the Credit Agreement.

          (d) The Negative Covenants of Borrower (as provided in Section 8 of the Credit Agreement) shall not be applicable (the "Suspended Negative Covenants") and in lieu of such covenants, the "Negative Covenants of Borrower" in Section 8 of the Existing Credit Agreement (and all related definitions in the Existing Credit Agreement, to the extent not otherwise defined in the Credit Agreement) shall instead apply. Notwithstanding the foregoing, any reference in
Section 8 of the Existing Credit Agreement to Banks, Majority Banks or Administrative Agent shall be deemed to be the Lender for the purposes of the Credit Agreement. In addition to the Negative Covenants of Borrower in Section 8 of the Existing Credit Agreement (Sections 8.1 to 8.14), the following covenants shall be applicable while the Intercreditor Agreement remains in effect (with the definitions in the Credit Agreement to apply to such covenants, unless otherwise specified below):

          "8.15 Prohibited Transactions. Borrower will not, nor will
                -----------------------
     it permit any other Credit Party (as defined in the Existing Credit Agreement) to, enter into any contract or otherwise engage in any transaction which would, if completed, result in a mandatory prepayment of more than $175,000,000 (in aggregate) pursuant to (x) Section 3.4(b)(ii), or (y) Section 3.4(b)(iii) of the Existing Credit Agreement (but only with respect to a sale or disposition of any of the capital stock in DIRECTV Latin America Holdings, Inc., a California corporation ("DLA") owned by Borrower or any of its Subsidiaries), without the prior written consent of the Lender, which consent shall not be unreasonably withheld unless Lender reasonably deems itself insecure. Any dividend or other distribution received by the Borrower on or in respect of the capital stock or other equity interest in any non-wholly owned subsidiary of the Borrower (including PAS and DLA) shall count toward reducing the $175,000,000 threshold referenced in this Section 8.15.

          8.16 Secured Debt. Borrower will not, nor will it permit any
               ------------
     other Credit Party (as defined in the Existing Credit Agreement) to, issue, incur, guaranty or assume any Funded Debt (as defined in the Existing Credit

     Agreement) (other than indebtedness under the Credit Agreement and the Existing Credit Agreement) secured by a Lien (as defined in the Existing Credit Agreement), other than Liens described in clauses (iii), (ix), (xv) and (xvi) of the definition of Permitted Liens in the Existing Credit Agreement, upon any property or assets of Borrower or any other Credit Party (as defined in the Existing Credit Agreement), or upon any shares of stock or indebtedness of any Credit Party (as defined in the Existing Credit Agreement) (whether such property, assets, shares of stock or indebtedness are now owned or hereafter acquired) in excess of $2,150,000,000 in principal amount, less the principal amount of any permanent reduction in the Shared Collateral Secured Obligations (as defined in the Intercreditor Agreement) other than the GMAC Shared Collateral Debt (as defined in the Intercreditor Agreement), without the prior written consent of the Lender."

          (e) The Events of Default (as provided in Section 9 of the Credit Agreement) shall not be applicable (the "Suspended Events of Default") and in lieu of such Events of Default, the "Events of Default" in Section 9.1 of the Existing Credit Agreement (and all related definitions in the Existing Credit Agreement, to the extent not otherwise defined in the Credit Agreement) shall instead apply. . Notwithstanding the foregoing, any reference in Section 9.1 of the Existing Credit Agreement to Banks, Majority Banks or Administrative Agent shall be deemed to be the Lender for the purposes of the Credit Agreement.

     6. Reinstatement of Credit Agreement. If the Intercreditor Agreement shall
        ---------------------------------
have terminated, so that Section 5 of this Amendment shall no longer be applicable, the Credit Agreement in the form attached as Exhibit A shall be effective; provided, however, that there will not be deemed to have occurred a Default or Event of Default with respect to the Suspended Affirmative Covenants, Suspended Negative Covenants or Suspended Events of Default during the time that the Borrower was not subject to such Suspended Affirmative Covenants, Suspended Negative Covenants and Suspended Events of Default (or upon termination of the suspension period or after that time based solely on events occurring during the suspension period).

     7. No Other Amendments. Except as expressly stated herein, the provisions
        -------------------
of the Credit Agreement and the Loan Set-Off and Security Agreement are and shall remain in full force and effect.

     8. Amendment; Consent. This Amendment shall be effective upon execution by
        -----------------
the Borrower and the Lender.

     9. Governing Law; Counterparts.
        ---------------------------

          (a) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          (b) This Amendment may be executed in any number of counterparts, all of which counterparts, taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

                                         HUGHES ELECTRONICS CORPORATION


                                         By:____________________________________
                                         Title


                                         GENERAL MOTORS ACCEPTANCE
                                         CORPORATION


                                         By:____________________________________
                                         Title

                                   EXHIBIT A

                                CREDIT AGREEMENT

                                   EXHIBIT B

                       LOAN SET-OFF AND SECURITY AGREEMENT

                                    EXHIBIT C

                              BANK CREDIT AGREEMENT

                                    EXHIBIT D

                             INTERCREDITOR AGREEMENT

================================================================================
                                                                Exhibit 10.23(a)














================================================================================
--------------------------------------------------------------------------------
                           Revolving Credit Agreement

                           Dated as of October 1, 2001

                                     between

                         Hughes Electronics Corporation

                                       and
                      General Motors Acceptance Corporation


--------------------------------------------------------------------------------
================================================================================














================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                    SECTION 1
                                   DEFINITIONS

1.1      Definitions ......................................................    1

                                    SECTION 2
                                   THE CREDIT

2.1      The Commitment ...................................................    7
2.2      The Loans ........................................................    7
2.3      Requests for Loans ...............................................    8
2.4      Interest and Principal on Loans ..................................    8
2.5      Loan Accounts ....................................................    8
2.6      Disbursements and Payments .......................................    8

                                   SECTION 3
                PAYMENT OF COSTS AND REDUCTION OF THE COMMITMENT

3.1      Indemnification ..................................................    9
3.2      Increased Costs ..................................................    9
3.3      Taxes ............................................................    9
3.4      Prepayment .......................................................   10
3.5      Reduction of Commitment by Borrower ..............................   10
3.6      Notice of Reductions .............................................   10
3.7      Effect of Reduction of Commitment ................................   10

                                   SECTION 4
                           [INTENTIONALLY LEFT BLANK]

                                   SECTION 5
                              CONDITIONS PRECEDENT

5.1      Conditions Precedent to Signing Date .............................   11
5.2      Conditions Precedent to Effective Date ...........................   11
5.3      Conditions Precedent to Loans ....................................   12

                                   SECTION 6
                         REPRESENTATIONS AND WARRANTIES

6.1      Authority of Borrower. ...........................................   12

6.2      Binding Obligations ...............................................  13
6.3      Incorporation of Restricted Subsidiaries ..........................  13
6.4      No Contravention ..................................................  13
6.5      Notices ...........................................................  13
6.6      Financial Statements ..............................................  13
6.7      ERISA .............................................................  14
6.8      Regulation U ......................................................  14
6.9      Taxes .............................................................  14
6.10     Insurance .........................................................  14
6.11     Liens .............................................................  14

                                   SECTION 7
                       AFFIRMATIVE COVENANTS OF BORROWER

7.1      Use of Proceeds of Loans ..........................................  14
7.2      Management of Business ............................................  14
7.3      Notice of Certain Events ..........................................  14
7.4      Records ...........................................................  15
7.5      Information Furnished .............................................  15
7.6      Execution of Other Documents ......................................  16
7.7      ERISA. ............................................................  16
7.8      Compliance with Law ...............................................  16

                                   SECTION 8
                         NEGATIVE COVENANTS OF BORROWER

8.1      Liens .............................................................  17
8.2      Mergers, Liquidations and Sales of Assets .........................  18
8.3      Defaults ..........................................................  19
8.4      Compliance with Regulations .......................................  19
8.5      Financial Covenants ...............................................  19

                                   SECTION 9
                               EVENTS OF DEFAULT

9.1      Events of Default .................................................  20
9.2      Recovery of Amounts Due ...........................................  22
9.3      Rights Cumulative .................................................  22

                                   SECTION 10
                                   THE LENDER

10.1     Representations By Lender .........................................  23

                                   SECTION 11
                            MISCELLANEOUS PROVISIONS

11.1     Amendments and Waivers ...........................................   23
11.2     Notice ...........................................................   23
11.3     Waiver ...........................................................   24
11.4     NEW YORK LAW .....................................................   25
11.5     Headings .........................................................   25
11.6     Accounting Terms .................................................   25
11.7     Counterparts .....................................................   25
11.8     Singular; Plural .................................................   25
11.9     Illegality .......................................................   25
11.10    Assignments ......................................................   26
11.11    Fees and Expenses ................................................   26
11.12    Indemnity ........................................................   26
11.13    Waiver of Right to Trial by Jury .................................   26

                           REVOLVING CREDIT AGREEMENT

         THIS REVOLVING CREDIT AGREEMENT ("Agreement") is entered into as of October 1, 2001 (the "Signing Date") between HUGHES ELECTRONICS CORPORATION, a corporation organized and existing under the laws of Delaware ("Borrower"), and GENERAL MOTORS ACCEPTANCE CORPORATION, a corporation organized under the laws of Delaware ("GMAC").

                                 R E C I T A L S
                                 ---------------

         WHEREAS, Borrower and Lender wish to enter into a credit facility to provide Borrower with additional liquidity and to assure the timely and ultimate payment of all sums payable hereunder;

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and Lender agree as follows:

                                    SECTION 1
                                   DEFINITIONS

         1.1   Definitions."Applicable Amount" means 12.5 basis points per annum
               -----------
on the outstanding principal amount of the Loans which does not exceed the outstanding principal balance of the Credit Balance Account from time to time, and 175 basis points per annum on the outstanding principal amount of the loans which does exceed the outstanding principal balance of the Credit Balance Account from time to time.

         "Affiliate" means, with respect to Lender, any other Person where the beneficial interest in a majority of the regular, voting securities of such Person is directly or indirectly in control of, controlled by or under common control with, Lender or any Person who owns the beneficial interest in a majority of the regular, voting securities of the Lender, directly or indirectly.

         "Authorized Designee" means the chief executive officer, the vice chairman, the chief financial officer, treasurer or the assistant treasurer of Borrower, or any other officer of Borrower specified as being an Authorized Designee in the certificate delivered pursuant to Section 5.2(c).

         "Availability Period" means the period commencing on the Effective Date and ending on the Termination Date.

         "Bank of America" means Bank of America, NA.

         "Borrowing Date" means a date on which funds are advanced to Borrower by Lender pursuant to a Loan Request.

         "Business Day" means a day other than a Saturday or Sunday on which banks are open for business in Los Angeles, California, Detroit, Michigan and New York, New York.

         "Collateral Documents" means the Security Agreement, the Pledge Agreement and such other documents executed and delivered in connection with the attachment and perfection of the liens and security interests thereunder, including UCC financing statements.

         "Commitment" means $500 million ($500,000,000) plus the principal amount of the Credit Balance Account that is then outstanding, but not more than $2 billion ($2,000,000,000), as such amounts may be reduced or changed pursuant to Section 3.5. In the event that the Borrower has requested a set-off of the Credit Balance Account pursuant to Section 7 of the Loan Set-Off and Security Agreement, the amount of the Commitment shall not exceed $2 billion ($2,000,000,000).

         "Compliance Certificate" means a certificate in the form of Exhibit D,
                                                                     ---------
properly completed and signed by Borrower's Chief Financial Officer, Treasurer, Chief Accounting Officer or an Assistant Treasurer.

         "Consolidated Adjusted Net Worth" means, as of the date of determination thereof, the consolidated stockholder's equity of Borrower and its Subsidiaries determined in accordance with GAAP adjusted by adding back the amount by which such consolidated stockholder's equity has been reduced (or by subtracting the amount by which stockholder's equity has been increased) on account of (a) changes subsequent to December 31, 1992 in the long term liability of Borrower and its Subsidiaries for post-retirement benefits other than pensions and (b) specified material non-cash adjustments resulting from the adoptions of future pronouncements of the Financial Accounting Standards Board.

         "Consolidated EBITDA" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, plus (b) Consolidated Interest Charges, plus (c) the
                         ----                                    ----
amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, plus (d) the amount of
                                               ----
depreciation and amortization expense deducted in determining such Consolidated Net Income; plus (e) if a non-cash charge is taken in connection with the
            ----
write-off of equity investment in Sky Perfect Communications, Inc., the amount of such non-cash charge; plus (f) the noncash component of any unusual or
                         ----
nonrecurring item of loss or expense (or minus the noncash component of any
                                         -----
unusual or nonrecurring item of gain or income) to the extent used or included in the determination of such Consolidated Net Income, provided that with respect
                                                      --------
to accruals or reserves for future cash disbursements, such future cash disbursements shall be deducted in the fiscal period in which such cash disbursement is made.

         "Consolidated Funded Indebtedness" means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for borrowed money (including Loans hereunder), and (b) that portion of obligations with respect to capital leases that are capitalized in the consolidated balance sheet of Borrower and its Subsidiaries in excess of an aggregate amount of $25,000,000.

         "Consolidated Interest Charges" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses payable by Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets and imputed interest associated with the assumption of liabilities relating to programming contracts under purchase accounting in accordance with GAAP, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent payable by Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

         "Consolidated Net Income" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income of Borrower and its Subsidiaries from continuing operations after extraordinary items (excluding gains or losses from Dispositions of assets) for that period.

         "Consolidated Tangible Net Worth" means, at any date of determination, Consolidated Adjusted Net Worth less the consolidated intangible assets of
                                ----
Borrower and its Subsidiaries, determined in accordance with GAAP.

         "Credit Balance Account" means up to $1.5 billion of restricted funds deposited by Borrower with GMAC pursuant to the Loan Set-Off and Security Agreement against which GMAC has the legally enforceable right to set-off in order to collect amounts owing under this Agreement.

         "Credit Balance Account Rate" means the interest rate payable by GMAC to Borrower from time to time pursuant to the Loan Set-Off and Security Agreement.

         "Debt Rating" means, as of any date of determination, the rating as determined by either Standard & Poor's Ratings Services or Moody's Investors Service, Inc. (collectively, the "Debt Ratings") of (a) the Borrower's senior unsecured long-term debt or (b) if the foregoing debt is not outstanding, then the rating of this credit facility or the implied rating of senior unsecured and non-credit enhanced debt securities, provided that if both ratings in this
                                     -------- ----
clause (b) have been issued then both shall apply; or (c) if neither (a) nor (b) apply, then the rating of long-term debt issued by equipment trusts guaranteed by Borrower, if any. Initially, the Debt Ratings shall be determined from the certificate delivered pursuant to Section 5.2(d). Thereafter the Debt Ratings shall be determined from the most recent public announcement of any changes in such Debt Ratings.

         "Effective Date" means the date the conditions set forth in Section 5.2 are satisfied or waived by the Lender.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Borrower or any Subsidiary of Borrower within the meaning of Section 414(b), 414(c) or 414(m) of Internal Revenue Code of 1986, as amended.

         "Event of Default" means any event specified in Section 9.1.

         "Existing Credit Agreement" means the Amended and Restated Revolving Credit Agreement (Multi-Year Facility) dated as of November 24, 1999, as amended, among Borrower, the banks party thereto and Bank of America, as agent for such banks.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

         "Financing Statement" means the UCC-1 financing statement executed by Borrower evidencing Lender's first-priority properly perfected security interest in the Credit Balance Account.

         "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

         "Interest Payment Date" means the last day of each calendar quarter beginning with December 31, 2001.

         "Intercreditor Agreements" means the Intercreditor Agreement among the Borrower, GMAC and Bank of America, in its capacity as Administrative Agent and as Collateral Agent.

         "Lender" shall mean GMAC, or to the extent that GMAC assigns its interest in the $500 Million Promissory Note to any Person, the term "Lender" shall include such Person.

         "Leverage Ratio" means, as of the end of any fiscal quarter, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness as of such date, less the principal amount of the Credit Balance Account and other cash and cash equivalents of the Borrower and its Subsidiaries as of such date, to (b) Consolidated EBITDA for the period of the four fiscal quarters ended on such date.

         "Lien" means any trust deed, mortgage, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the lien of an attachment, judgment or execution, or any conditional sale or other title retention agreement, any capitalized lease, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, but excluding financing statements filed to give notice of leases in the ordinary course of business).

         "Loan" or "Loans" means the $500 Million Loan and the $1.5 Billion
Loan.

         "Loan Set-Off and Security Agreement" means an agreement between Borrower and GMAC in the form of Exhibit E hereto.

         "Loan Request" means a notice given by Borrower pursuant to Section
2.3.

         "Material Change" means any adverse change which could reasonably be expected to materially impair Borrower's ability to timely and fully perform its obligations under this Agreement.

         "Moody's" means Moody's Investors Service, Inc.

         "Note" means the $500 Million Promissory Note and the $1.5 Billion Promissory Note.

         "PAS" means PanAmSat Corporation.

         "Person" means any legal individual, firm, company, corporation, joint venture, joint-stock company, trust, unincorporated organization, governmental or state entity, or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

         "Plan" means any employee benefit pension plan which is subject to the provisions of Title IV of ERISA and which is maintained for employees of Borrower or any Subsidiary.

         "Pledge Agreement" means the pledge agreement given pursuant to the Existing Credit Agreement to secure the $500 Million Loan.

         "Principal Amount" means, when used with reference to any Loan, the amount requested in the Loan Request relating thereto and made available to Borrower by the Lender hereunder.

         "Principal Repayment Date" means the Termination Date.

         "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder excluding those events for which the 30-day notice requirement is waived, a withdrawal from a Plan described in
Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

         "Required Rating" means a Debt Rating by S&P of "BB-" or better and a Debt Rating by Moody's of "Ba3" or better.

         "Restricted Subsidiaries" means each Subsidiary (i) having assets exceeding 10% of the Consolidated Tangible Net Worth of Borrower and its Subsidiaries on a consolidated basis or (ii) having operating revenues exceeding 10% of the operating revenues of Borrower and its Subsidiaries on a consolidated basis, in each case as shown on the pro forma financial statements dated as of June 30, 1997 and, thereafter, as shown on the audited consolidated financial statements of Borrower and its Subsidiaries as of the end of the fiscal year immediately preceding the date of determination; provided, however, that "Restricted Subsidiary" shall not include any Subsidiary which is a corporation created solely to purchase receivables from Borrower or any of its Subsidiaries, and which would not, in accordance with GAAP, be included in the consolidated financial statements of Borrower.

         "S&P" means Standard & Poor's Ratings Services.

         "Security Agreement" means the security agreement given pursuant to the Existing Credit Agreement to secure the $500 Million Loan.

         "Shared Collateral" means the collateral interests provided by the Borrower in substantially all its personal property in which the collateral interests may be perfected by the filing of Uniform Commercial Code financing statements and in certain capital stock or other equity interests in certain subsidiaries, except that such term will not include the capital stock of PAS unless the inclusion of such capital stock is consented to in writing by the Administrative Agent (as defined in the Existing Credit Agreement) (or, if there is no Administrative Agent, the Majority Banks (as defined in the Existing Credit Agreement) and Lender). The Credit Balance Account shall not be deemed Shared Collateral

         "Stockholder's Equity" means, as of any date of determination for Borrower and its Subsidiaries on a consolidated basis, stockholder's equity as of that date determined in accordance with GAAP.

         "Signing Date" means October 1, 2001.

         "Subsidiaries" (individually a "Subsidiary") means those corporations or entities of which Borrower owns more than 50% of the voting securities. If Borrower, subject to the terms hereof, permits its ownership to fall to 50% or below of outstanding voting shares of any Subsidiary, such Subsidiary shall thereupon cease to be a Subsidiary for all purposes hereof.

         "Tax" and "Taxes" mean all taxes, levies, imposts, duties, fees or other charges of whatsoever nature however imposed by any country or any subdivision or authority of or in that country in any way connected with this Agreement or any instrument or agreement required hereunder, and all interest, penalties or similar liabilities with respect thereto, except such taxes as are imposed on or measured by Lender's net income or capital and franchise taxes, by the country or any subdivision or authority of or in that country in which Lender's principal office is located.

         "Termination Date" means September 30, 2002; provided, that if no Event
                                                      --------
of Default or Unmatured Event of Default has occurred and is continuing, Borrower shall have the right, exercisable from time to time by giving written notice to Lender not more than forty-five (45) days before the Termination Date then in effect but not less than 5 Business Days before the Termination Date then in effect (unless the Termination Date then in effect is on a calendar quarter end, then written notice must be received by Lender at least 10 Business Days prior to the Termination Date then in effect), to extend the Termination Date to the last day of the next calendar month; provided, further, that in no
                                                 --------  -------
event shall the Termination Date be later than March 31, 2003. If the scheduled Termination Date is not a Business Day, the Termination Date shall be the next preceding Business Day.

         "Unmatured Event of Default" means an event which with the passage of time or the giving of notice, or both, would become an Event of Default.

         "Voting Stock" means capital stock of Borrower having voting power under ordinary circumstances to elect directors of Borrower.

         "Withdrawal Liability" means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Borrower or any ERISA Affiliate made a complete withdrawal from all Plans and any increase in contributions pursuant to Section 4243 or ERISA.

         "$1.5 Billion Loan" means a loan up to $1.5 Billion (including principal, interest, fees, indemnities and all other amounts, and including interest accruing after commencement of a proceeding in bankruptcy, reorganization or insolvency, whether or not allowable as a claim) secured solely by the Credit Balance Account.

         "$500 Million Loan" a loan up to $500 Million (including principal, interest, fees, indemnities and all other amounts, and including interest accruing after commencement of a proceeding in bankruptcy, reorganization or insolvency, whether or not allowable as a claim) secured solely by the Shared Collateral.

         "$1.5 Billion Promissory Note" means the Promissory Note in the principal sum of $1.5 billion dated the approximate even date of this Agreement in favor of Lender and executed by Borrower which Promissory Note is secured solely by the Credit Balance Account.

         "$500 Million Promissory Note" means the Promissory Note in the principal sum of $500 million dated the approximate even date of this Agreement in favor of Lender and executed by Borrower which Promissory Note is secured solely by the Shared Collateral.

                                    SECTION 2
                                   THE CREDIT

         2.1      The Commitment.
                  --------------

                  (a) From time to time, during the Availability Period, (i) the holder of the $500 Million Promissory Note agrees to make a loan up to $500 Million secured solely by the Shared Collateral and (ii) the holder of the $1.5 Billion Promissory Note agrees to make a loan up to $1.5 Billion secured solely by the Credit Balance Account to Borrower in U.S. Dollars up to the amount of the Commitment, subject to reduction of such amount at Borrower's option, pursuant to Section 3.5.

                  (b) The aggregate principal amount of such Loans outstanding at any one time shall not exceed the then current amount of the Commitment.

         2.2      The Loans. Each Loan shall be in U.S. Dollars, and shall be in
                  ---------
the minimum amount of $5,000,000 with any additional amounts in integral multiples of $1,000,000. This is a revolving credit, and Borrower may, during the Availability Period, reborrow amounts repaid or prepaid. No Loan nor any part of any Loan shall be repaid except at the times and in the manner expressly provided herein.

         2.3   Requests for Loans. Each Loan shall be made upon irrevocable
               ------------------
written or telephonic notice, confirmed promptly in writing, substantially in the form of Exhibit A hereto, by Borrower to the holder of the Note pursuant to which such advance is to be made, which notice shall be received by such Lender not later than 11 a.m. Detroit time not less than 2 Business Days prior to the Borrowing Date.

         2.4   Interest and Principal on Loans. The outstanding Principal Amount
               -------------------------------
of each Loan shall bear interest until payment is due in full (computed daily on the basis of a 360 day year and actual days elapsed) at the rate of interest for each calendar month equal to the Credit Balance Account Rate for such month plus the Applicable Amount. Upon each increase or decrease in the Credit Balance Account Rate, the rate of interest shall be increased or decreased by the same amount as the increase or decrease in the Credit Balance Account Rate. In no event shall the applicable interest rate under this section or Section 2.6(c) exceed the maximum permitted by law. Borrower shall pay interest on each Loan on each Interest Payment Date for the interest accruing since the previous Interest Payment Date on such Loan. Borrower shall repay in full the Principal Amount of each Loan on the Termination Date.

         2.5   Loan Accounts. Lender shall open and maintain on its books one or
               -------------
more loan accounts in Borrower's name. Each loan account shall show (without duplication) as debits thereto each Loan and as credits thereto all Loan payments received by Lender and applied to principal so that the balance of the loan account(s) at all times reflect the principal amount due Lender from Borrower. All entries in said books shall be presumptive evidence of the making of each Loan, the obligation of Borrower to repay each Loan, and all payments received and disbursed by Lender.

         2.6   Disbursements and Payments
               --------------------------

               (a)   Each Loan shall be made in immediately available funds
(or such other funds as Borrower may require) at Bank of America, Concord, CA, ABA # 121000358, Account #123560-6628, or such other office designated by Borrower from time to time and each payment of principal, interest and other sums under this Agreement shall be made in immediately available funds (or such other funds as Lender may require) at Chase Manhattan Bank, ABA # 0210-00021, General Motors Acceptance Corporation Acct. # 910-2-476646, Ref: Hughes Electronics Corporation, Attn: Mervis Johnson, or such other office designated by Lender from time to time.

               (b) Each payment by Borrower shall be made to the Lender without set-off or counterclaim and not later than 12 noon Detroit time on the day such payment is due. All sums received after such time shall be deemed received on the next Business Day.

               (c) Any sum of principal or interest payable by Borrower hereunder if not paid when due shall bear interest (payable on demand) from its due date until payment in full (computed daily on the basis of a 360 day year and actual days elapsed) at a rate per annum equal to the Credit Balance Account Rate plus the Applicable Amount plus one percentage point.

         2.7   Collateral.
               ----------

               (a) The holder of the $500 Million Promissory Note shall have the primary rights to the Shared Collateral subject to the terms and conditions of the Collateral Documents and the Intercreditor Agreement.

               (b) The holder of the $1.5 Billion Promissory Note shall have the primary rights to the Credit Balance Account pursuant to the terms and conditions of the Loan Set-Off and Security Agreement.

                                    SECTION 3
7                         PAYMENT OF COSTS AND REDUCTION
                                OF THE COMMITMENT

         3.1   Indemnification. If Borrower fails to borrow, pay or prepay any
               ---------------
Loan on a date designated to Lender in a notice pursuant to this Agreement, Borrower shall reimburse Lender within 15 days after receipt of written demand for any loss incurred by it as a result of the timing of such payment or non-borrowing, including without limitation any loss incurred in liquidating or employing funds from third parties and those costs set forth in Section 3.4 below. A certificate of Lender setting forth the amounts reasonably necessary so to reimburse it in respect of any loss shall be conclusive and binding absent manifest error.

         3.2   Increased Costs. If after the date hereof, there shall in the
               ---------------
reasonable opinion of the Lender be any change in the tax, accounting or rating agency treatment of the Commitment, the Loans or the Credit Balance Account, Lender shall give prompt notice to Borrower describing such change at least four Business Days prior to the date Lender will begin to implement additional charges with respect to Borrower. If the result of any of the foregoing is to increase the cost or reduce the profit to Lender under this Agreement by an amount deemed by Lender to be material, then, within 15 days after written demand by Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such increased cost incurred or reduction in profit suffered by Lender. A certificate of Lender setting forth the basis for determining such additional amount or amounts necessary to compensate the Lender shall be conclusive and binding absent manifest error.

         3.3   Taxes. All payments or reimbursements under this Agreement and
               -----
any instrument or agreement required hereunder shall be made without set-off or counterclaim and free and clear of and without deduction for any and all present and future Taxes. Borrower agrees to cause all such Taxes to be paid on behalf of Lender directly to the appropriate governmental authority. If Borrower is legally prohibited from complying with this section, payments due to Lender under this Agreement and any instrument or agreement required hereunder shall be increased so that, after provisions for Taxes and all Taxes on such increase, the amounts received by Lender will be equal to the amounts required under this Agreement and any instrument or agreement required hereunder as if no Taxes were due on such payments. Borrower shall indemnify Lender for the full amount of Taxes payable by Lender and any liabilities (including penalties, interest and expenses) arising from such Taxes within 30 days from any written demand by Lender. Borrower shall provide evidence that all applicable Taxes have been paid to the appropriate taxing authorities by delivering to Lender official tax receipts or notarized copies or other evidence thereof satisfactory to Lender, within 90 days after the due date for such Tax payment.

         3.4   Prepayment.
               ----------

               (a) Voluntary Prepayment. Upon the irrevocable written notice of Borrower received by Lender by 11 a.m. Detroit time at least 5 Business Days prior to the prepayment of a Loan (unless such prepayment of a Loan is on calendar quarter end, then written notice must be received by Lender by 11 a.m. Detroit time at least 10 Business Days prior to the prepayment of a Loan), Borrower may prepay any Loan; but such prepayment shall be in an amount of at least $5,000,000 with integral multiples of $1,000,000 in excess thereof. The notice of prepayment shall specify the date of the prepayment, the amount of the prepayment and the Loan to be prepaid. Each such prepayment shall be made on the date specified and shall be accompanied by the payment of accrued interest on the amount prepaid. Subject to compliance with the foregoing procedures, Loans may be prepaid at any time without cost or penalty of any kind except for any costs incurred by Lender with respect to a prepayment of any associated liabilities of the Lender, including without limitation commercial paper.

               (b)   Mandatory Prepayment. The Loan hereunder shall be
                     --------------------
immediately prepaid (i) in the event of the sale or disposition of any of the capital stock which the Borrower owns in PAS or (ii) in the event that the Borrower receives any break-up fees (or other similar fee or amount) payable pursuant to the terms of the Echostar Transaction Documents; provided that if this clause 3.4(b)(ii) applies at a time when the aggregate amount received under this clause 3.4(b)(ii), together with amounts paid on the same date under clause 3.4(b)(i), if any, shall be less than the aggregate amount of the Shared Collateral Debt (as defined in the Intercreditor Agreement), then the requirement of a mandatory prepayment under this clause 3.4(b)(ii) shall apply only if and to the extent that the Majority Banks (as defined in the Existing Credit Agreement) consent. GMAC shall have the sole discretion to determine whether to apply any such mandatory prepayment to the $500 Million Loan or the $1.5 Billion Loan.

         3.5   Reduction of Commitment by Borrower. Borrower may, upon 10
               -----------------------------------
Business Days' prior written notice (which notice shall be irrevocable) reduce the Commitment. Such a reduction shall be in an integral multiple of $5,000,000. Borrower shall, on the effective date of each such reduction, repay to Lender that portion of each Loan which exceeds the amount of the Commitment as reduced, together with accrued interest on the amount paid. After the effective date of each reduction, the Lender's obligations under this Agreement shall be based on the reduced Commitment.

         3.6   Notice of Reductions. Each notice of reduction or prepayment
               --------------------
given pursuant to Section 3.4 or 3.5 shall be irrevocable, shall specify the date upon which such reduction or prepayment is to be made and, in the case of a notice of prepayment, shall obligate Borrower to make such prepayment on such date.

         3.7   Effect of Reduction of Commitment.  Borrower may terminate the
               ---------------------------------
Commitment at any time prior to the Effective Date upon notice thereof to Lender. The obligations of

Borrower under Sections 3.1, 3.2, 3.3, 11.11, 11.12 and 11.13 shall survive the cancellation or termination of the Commitment and the termination of this Agreement.

                                    SECTION 4
                           [INTENTIONALLY LEFT BLANK]
                              CONDITIONS PRECEDENT

         5.1   Conditions Precedent to Signing Date. The occurrence of the
               ------------------------------------
Signing Date is subject to the condition that on the Signing Date this Agreement, duly executed and delivered by the parties hereto, shall have been delivered to Lender.

         5.2   Conditions Precedent to Effective Date.  The obligation of Lender
               --------------------------------------
to make the initial Loans hereunder is subject to the condition that on the Effective Date there shall have been delivered to the Lender:

               (a) The $500 Million Promissory Note and the $1.5 Billion Promissory Note, each duly executed and delivered by the Borrower.

               (b) The favorable written opinions, dated the Effective Date, of the General Counsel or Assistant General Counsel of Borrower in the form set out in Exhibit C with such changes as are consented to by the Lender.

               (c) Certificate of the Secretary or an Assistant Secretary of Borrower dated the Effective Date as to (i) the Certificate of Incorporation and the By-laws of Borrower, (ii) the resolution of the Board of Directors of Borrower in connection with this Agreement, and (iii) the incumbency and signatures of the person authorized to execute and deliver this Agreement and any other instrument, document or other agreement required hereunder on the Effective Date.

               (d) A certificate, signed by a vice president of Borrower dated the Effective Date certifying: (i) that since December 31, 2000, there has been no change in the financial condition, business, operations or properties of Borrower and its Subsidiaries taken as a whole which constitutes a Material Change; (ii) that no event has occurred and is continuing or would result from the making of a Loan which constitutes or would constitute an Event of Default or an Unmatured Event of Default; and (iii) the Debt Ratings as of the Effective Date.

               (e) Certificate of Good Standing in relation to Borrower issued by the Secretary of the State of Delaware, dated not more than one month prior to the Effective Date.

               (f)   Evidence of Borrower's Debt Ratings from both S&P and
Moody's.

               (g) The Loan Set-Off and Security Agreement, duly executed and delivered by Borrower.

               (h)   Payment of a $5 million commitment fee.

               (i) The Financing Statement, duly executed and delivered by the Borrower.

         5.3      Conditions Precedent to Loans. The obligation of Lender to
                  -----------------------------
disburse each Loan (including the first Loan) is subject to: (a) the condition that the Lender shall not deem itself insecure at the time of the disbursement of any Loan (including the first Loan) and (b) the following conditions and by communicating a Loan Request, Borrower is deemed to certify that: (i) to the best knowledge of the Authorized Designee making such Loan Request, the representations and warranties contained in this Agreement and any other documents delivered pursuant hereto are true and correct in all material respects on the date of such Loan Request; (ii) the financial statements delivered to Lender by Borrower pursuant to Section 7.5 on the date most nearly preceding the Loan Request present fairly the financial position and results of operation and changes in financial position of Borrower and its consolidated Subsidiaries as at the end of, and for the fiscal period to which such statements relate (subject, in the case of unaudited financial statements to year end adjustments); and (iii) to the best knowledge of the Authorized Designee making such Loan Request, no Event of Default or Unmatured Event of Default has occurred and is continuing except such Events of Default or Unmatured Events of Default as have been expressly waived by the Lender.

                  In addition, the obligation of Lender to disburse each Loan (including the first Loan) is subject to the due execution and delivery to Lender of: (x) an amendment of each existing credit agreement, waiver of claims, or other document in form and substance satisfactory to Lender, which has the effect of waiving all claims by Borrower's existing lenders with respect to the Credit Balance Account and any funds represented thereby while there remains outstanding any obligation owed to Lender under the $1.5 Billion Promissory Note or this Agreement; (y) a waiver of claims or other document in form and substance satisfactory to Lender with respect to the Credit Balance Account and any funds represented thereby executed by lenders to PAS under any credit agreement the proceeds of which will be used, directly or indirectly, to repay existing loans by Borrower to PAS; and (z) indemnification agreements in form and substance satisfactory to Lender executed by Borrower and any entity which beneficially owns 51% or more of the issued and outstanding capital stock of Borrower having voting power under ordinary circumstances to elect directors of Borrower ("Majority Owner") with respect to claims, damages, losses, liabilities and expenses incurred or suffered by Lender as a result of claims asserted against the Credit Balance Account by shareholders of PAS other than Borrower, and creditors of PAS or Borrower that have not specifically waived claims (or their successors, representatives or assigns) arising out of or related to the distribution of funds by PAS to Borrower and/or the funding by Borrower of the Credit Balance Account.

                                   SECTION 6
REPRESENTATIONS AND WARRANTIES6.   Borrower represents and warrants that as of
the Effective Date:

         6.1      Authority of Borrower. Borrower (a) is a corporation duly
                  ---------------------
organized and existing under the laws of the State of Delaware, with its principal corporate office in Los Angeles County, California, (b) has the corporate power to own its property and carry on its business as now being conducted, (c) is duly qualified and authorized to do business, and is in good standing in every state, country or other jurisdiction where the failure to be so qualified, authorized and in good standing would have a material adverse effect on Borrower, (d) has full power and authority to borrow the sums provided for in this Agreement, to execute, deliver and perform this

Agreement and any instrument or agreement required hereunder, and to perform and observe the terms and provisions hereof and thereof, (e) has taken all corporate action on the part of Borrower, its directors or stockholder, necessary for the authorization, execution, delivery and performance of this Agreement, and any instrument or agreement required hereunder on the date hereof, (f) requires no consent or approval of any trustee or holder of any indebtedness or obligation of Borrower to enter into, deliver or perform its obligations under this Agreement and the Note, except for waivers provided for in this Agreement, and
(g) requires no consent, permission, authorization, order or license of any governmental authority in connection with the execution and delivery and performance of this Agreement and any instrument or agreement required hereunder, or any transaction contemplated hereby, except as may have been obtained and certified copies of which have been delivered to Lender.

         6.2      Binding Obligations. This Agreement is the legal, valid and
                  -------------------
binding obligation of Borrower, enforceable against it in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly valid, binding and enforceable.

         6.3      Incorporation of Restricted Subsidiaries. Each Restricted
                  ----------------------------------------
Subsidiary of Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and, to the best of Borrower's knowledge, is duly licensed or qualified as a foreign corporation in all jurisdictions where the failure to be so qualified, authorized and in good standing would have a material adverse effect on Borrower and its Restricted Subsidiaries taken as a whole.

         6.4      No Contravention. There is no charter, by-law, or capital
                  ----------------
stock provision of Borrower and no provision of any indenture or material agreement, written or oral, to which Borrower is a party or under which Borrower is obligated, nor is there any statute, rule or regulation, or any judgment, decree or order of any court or agency binding on Borrower which would be contravened by the execution, delivery and performance of this Agreement, or any instrument or agreement required hereunder, or by the performance of any provision, condition, covenant or other term hereof or thereof.

         6.5      Notices. Except as previously disclosed in writing to Lender,
                  -------
no event has occurred which, to the best of its knowledge, would require Borrower to notify Lender pursuant to Section 7.3 hereof.

         6.6      Financial Statements. The financial statements dated December
                  --------------------
31, 2000 and June 30, 2001 furnished by Borrower to the Lender, fairly present the financial position and results of operation and changes in financial position of Borrower and its consolidated Subsidiaries as at the end of, and for the fiscal periods to which such statements relate, and such financial statements were prepared in accordance with GAAP, except, in the case of June 30, for footnotes and year-end audit adjustments. Since June 30, 2001, there has been no Material Change. Neither Borrower nor any Subsidiary had any contingent obligations, liabilities for taxes or other outstanding financial obligations at June 30, 2001 which are material in the aggregate, except as disclosed in such financial statements or in the Opinion of Counsel.

         6.7      ERISA. Based upon ERISA and the regulations and published
                  -----
interpretations thereunder, the Plans of Borrower and its Subsidiaries and, to the knowledge of Borrower, the Plans of any other ERISA Affiliates, are in material and substantial compliance in all material respects with the applicable provisions of ERISA and Borrower and its Subsidiaries are in compliance with such Plans in all material respects. No Reportable Event which has or could be reasonably be expected to result in termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such Plan has occurred and is continuing with respect to any Plan.

         6.8      Regulation U. Borrower is not engaged principally, or as one
                  ------------
of its important activities, in the business of extending credit for the purposes of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System; and neither Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940.

         6.9      Taxes. Borrower has filed or has had filed on its behalf all
                  -----
federal and state tax returns which to the knowledge of the financial officers of Borrower are required to have been filed, and has paid prior to delinquency all taxes that have become due pursuant to said returns or pursuant to any assessment, except as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided on the books of Borrower in accordance with GAAP.

         6.10     Insurance. Borrower and its Restricted Subsidiaries maintain
                  ---------
insurance with responsible insurance companies, in such amounts and against such risks as is customarily carried by owners of similar businesses and property, including protection against loss of use and occupancy, to the extent such insurance is reasonably available at commercially reasonable rates, and it will furnish Lender, upon written request, with full information as to the insurance carrier; provided, however, that Borrower and its Restricted Subsidiaries may self insure to the extent they deem prudent.

         6.11     Liens. The properties and assets of Borrower and its
                  -----
Restricted Subsidiaries, real, personal and mixed, are not subject to any Liens, except for Liens permitted by this Agreement.

                                   SECTION 7
AFFIRMATIVE COVENANTS OF BORROWER7. Borrower covenants and agrees that during the Availability Period or until the full and final payment of all Loans, unless Lender waives compliance in writing:

         7.1      Use of Proceeds of Loans. It will use the proceeds of the
                  ------------------------
Loans made by Lender to Borrower hereunder for its general corporate purposes.

         7.2      Management of Business. It will manage its business and
                  ----------------------
conduct its affairs such that the representations and warranties contained in Sections 6.1 through 6.3 and 6.7 through 6.11 remain true and correct at all times during the Availability Period.

         7.3      Notice of Certain Events. It will, and it will cause each of
                  ------------------------
its Restricted Subsidiaries to, give prompt written notice to Lender of:

                  (a) all Events of Default or Unmatured Events of Default under any of the terms or provisions of this Agreement;

                  (b) any event of default under any other agreement, contract, indenture, document or instrument entered, or which may be entered, into by it that could, if settled unfavorably, result in a Material Change and which has not been disclosed to Lender, with Lender's consent, in the opinion of counsel pursuant to Section 5.2(b);

                  (c) all material changes in senior management otherwise publicly announced;

                  (d) all litigation, arbitration or administrative proceedings involving Borrower or any of its Subsidiaries which could in the reasonable opinion of Borrower be expected to result in a Material Change;

                  (e) any other matter which has resulted in, or might in the reasonable opinion of Borrower result in, a Material Change;

                  (f) concurrently with the public announcement thereof, any proposed Merger or Disposition affecting any Restricted Subsidiary; and

                  (g)      any change in any Debt Rating by S&P or Moody's.

         7.4      Records. It will, and it will cause each of its Restricted
                  -------
Subsidiaries to, keep and maintain full and accurate accounts and records of its operations according to GAAP and will permit Lender, and its designated officers, employees, agents, and representatives, to have access thereto and to make examination thereof at all reasonable times, to make audits, and to inspect and otherwise check its properties, real, personal and mixed; provided, however, that such examination and access shall be in compliance with security and confidentiality requirements of all governmental authorities and Borrower's corporate policies.

         7.5      Information Furnished.  It will furnish to Lender:
                  ---------------------

                  (a) Within 60 days after the close of each quarter, except for the last quarter of each fiscal year, its consolidated balance sheet as of the close of such quarter and its consolidated profit and loss statement and cash flow statement for that quarter and for that portion of the fiscal year ending with such quarter, all prepared in accordance with GAAP, and all certified by its Chief Financial Officer, Treasurer, Chief Accounting Officer or an Assistant Treasurer as presenting fairly the financial position and results of operation and changes in financial position of Borrower and its consolidated Subsidiaries as at the end of, and for the fiscal period to which such statements relate, subject to normal year-end adjustments.

                  (b) Within 120 days after the close of each fiscal year, a complete copy of its annual financial statements, which statements shall include at least its consolidated balance sheet as of the close of such fiscal year and its consolidated profit and loss statement and cash flow statement for such fiscal year, prepared by Deloitte & Touche L.L.P. (or such other independent certified public accountants of recognized international standing selected by Borrower) in accordance with GAAP applied on a basis consistent with that of the previous year, and which statements shall include the opinion of such accountants, such opinion not to be qualified or limited because of any restricted or limited nature of examination made by such accountants or because of a "going concern" qualification.

                  (c) Within 60 days after the close of each quarter except for the last quarter of each fiscal year, (and within 120 days after the close of each fiscal year) its certificate executed by Borrower's Chief Financial Officer, Treasurer, Chief Accounting Officer or an Assistant Treasurer that (i) the representations and warranties set forth in Section 6 (with the exception of Section 6.6) are true and correct in all material respects; and (ii) no Event of Default or Unmatured Event of Default has occurred and is continuing except such Events of Default or Unmatured Events of Default as have been expressly waived by or on behalf of the Lender.

                  (d) Concurrently with the delivery of the financial statements referred to in clauses (a) and (b), a duly completed Compliance
                                  ---     ---
Certificate signed by Borrower's Chief Financial Officer, Treasurer, Chief Accounting Officer or an Assistant Treasurer.

                  (e) As soon as available, copies of all reports or materials filed or required to be filed with the Securities and Exchange Commission.

                  (f) Such other information concerning its affairs as Lender may reasonably request.

         7.6      Execution of Other Documents. It will promptly, upon demand by
                  ----------------------------
Lender, execute all such additional agreements, documents and instruments in connection with this Agreement as Lender may reasonably deem necessary.

         7.7      ERISA.   It will, and it will cause each of its Subsidiaries
                  -----
to:

                  (a) At all times, make prompt payment of contributions required to meet the minimum funding standard set forth in ERISA with respect to its Plans, except to the extent that waivers are granted by the appropriate governmental agencies;

                  (b) Notify Lender immediately of (i) any Reportable Event which could reasonably be expected to result in aggregate liability to Borrower and its Subsidiaries in excess of $75,000,000 and (ii) any other fact arising in connection with any of its Plans or a Plan of any ERISA Affiliate which has resulted, or could reasonably be expected to result, in termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, in each case together with a statement, if requested by Lender, as to the reasons therefor and the action, if any, which Borrower or such ERISA Affiliate proposes to take with respect thereto; and

                  (c) Furnish to Lender, upon its written request, such information concerning any of its Plans as may be reasonably requested.

         7.8      Compliance with Law. It will, and will cause each of its
                  -------------------
Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental or regulatory authority, a breach of which would result in a Material Change, except where contested in good faith by appropriate proceedings diligently pursued.

                                   SECTION 8
NEGATIVE COVENANTS OF BORROWER8. Borrower covenants and agrees during the Availability Period until the full and final payment of all Loans, unless Lender waives compliance in writing:

       8.1      Liens.
                -----

                (a) Borrower will not, nor will it permit any Restricted Subsidiary to, issue, incur, guaranty or assume any indebtedness for money borrowed secured by a Lien upon any property or assets of Borrower or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such property, assets, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance, incurrence, guarantee or assumption of any such indebtedness that the Commitment and Loans and any other obligations of Borrower to the Lender (together with, if Borrower shall so determine, any other indebtedness of Borrower or such Restricted Subsidiary ranking equally with the Commitment and Loans and such other obligations and then existing or thereafter created) shall be secured equally and ratably with or prior to such indebtedness by a Lien upon such property, assets, shares of stock or indebtedness to the extent that the aggregate outstanding amount of such obligations of Borrower to the Lender exceeds, from time to time, the amount of funds represented by the Credit Balance Account and immediately available to Lender upon default, unless the aggregate amount of such indebtedness for money borrowed secured by such Liens, together with all other indebtedness for money borrowed of Borrower and its Subsidiaries which (if originally issued, incurred, guaranteed or assumed at such time) would otherwise be subject to the foregoing restrictions (but not including indebtedness for money borrowed permitted to be secured under sub-clauses (1) through (7) of
Section 8.1(b)), does not at the time exceed 5% of Consolidated Adjusted Net Worth.

                (b) The above restrictions shall not apply to indebtedness of Borrower or any of its Restricted Subsidiaries secured by:

                (1) Liens existing as of the date hereof and listed in Exhibit
B;

                (2) Liens on property, assets, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

                (3) Liens on property existing at the time of acquisition of such property by Borrower or a Restricted Subsidiary, or Liens to secure the payment of all or any part of the purchase price of property upon the acquisition of such property by Borrower or a Restricted Subsidiary or to secure any indebtedness incurred or guaranteed prior to, at the time of, or within 180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any indebtedness incurred or guaranteed for the purpose of financing the cost to Borrower or a Restricted Subsidiary of improvements to such acquired property; provided,
                                                               --------
         however, that for purposes of this clause 3, (i) a satellite will be
         -------
         treated as a newly-acquired asset as of the date it is placed in service and (ii) any satellite transponder acquired through the exercise of an early buy-out option shall be treated as a newly-acquired asset as of the date such option is exercised;

              (4) Liens securing indebtedness of a Restricted Subsidiary owing to Borrower or to another Restricted Subsidiary;

              (5) Liens on property of a corporation existing at the time such corporation is merged or consolidated with Borrower or a Restricted Subsidiary (in accordance with Section 8.2) or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Borrower or a Restricted Subsidiary;

              (6) Liens on property of Borrower or a Restricted Subsidiary in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

              (7)      Liens on stock or assets of PAS;

              (8)      Liens in favor of Lender; or

              (9) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Liens referred to in the foregoing sub-clauses (1) to (8), inclusively; provided, however, that the principal amount of indebtedness secured by
         --------  -------
         Liens permitted by sub-clauses (1) to (7) thereby shall not exceed the principal amount of indebtedness so secured at the time of the incurrence or guarantee thereof and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

         8.2  Mergers, Liquidations and Sales of Assets. It will not, nor will
              -----------------------------------------
it permit any of its Restricted Subsidiaries to liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture, syndicate, pool or other combination which results in a Material Change (collectively, the "Mergers") or convey, sell or lease all or substantially all of its assets or business (collectively, "Dispositions"), except for:

              (a) mergers between Subsidiaries, or between Subsidiary and Borrower where Borrower is the surviving corporation;

              (b)      mergers where Borrower is the surviving corporation;

         (c) transfers of assets from one Restricted Subsidiary to another Restricted Subsidiary or from any Restricted Subsidiary to Borrower;

         (d) sales, leases, transfers or assignments of operating rights, licenses or franchises in transactions which do not result in a Material Change different from changes heretofore publicly disclosed;

         (e) Dispositions of any Restricted Subsidiary provided both Debt Ratings remain the Required Rating on the effective date of any such dispositions; and

provided, however, no Disposition or Merger otherwise permitted by clauses (a)
--------  -------
through (e) above shall take place if before, or after giving effect to any such Disposition or Merger, an Event of Default or Unmatured Event of Default exists or would exist.

         8.3  Defaults. It will not, nor will it permit any of its Restricted
              --------
Subsidiaries to, commit or do any act or thing which would constitute an event of default under any of the material terms or provisions of any other material agreement, contract, indenture, document or instrument executed, or to be executed by any of them, except those that may be contested in good faith and would not, if settled unfavorably, result in a Material Change.

         8.4  Compliance with Regulations. Borrower will not engage principally,
              ---------------------------
or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System; and it will not use the proceeds of any Loan for the purpose, directly or indirectly, whether immediate, incidental or ultimate, (a) to purchase or carry, within the meaning of such Regulation U, any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock, unless done in strict compliance with such Regulation U and other applicable law and Borrower shall have executed and delivered to Lender prior to such use a Form G-3 statement evidencing compliance with such Regulation U and such other documents relating thereto as Lender shall request, or (b) in a manner which would violate, or result in a violation of, Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

         8.5  Financial Covenants.
              -------------------

         (a)  Stockholder's Equity. Borrower will not permit Stockholder's
              --------------------
Equity as at the end of any fiscal quarter to be less than the sum of (i) $9,295,000,000, (ii) an amount equal to 50% of Borrower's consolidated net income (as determined in accordance with GAAP) earned in each fiscal quarter ending after December 31, 2000 (with no deduction for a net loss in any such fiscal quarter) and (iii) an amount equal to 50% of the aggregate increase in Stockholder's Equity after December 31, 2000 by reason of the issuance of capital stock of Borrower (including upon any conversion of debt securities of Borrower into such capital stock).

         (b)  Leverage Ratio. Borrower shall not permit the Leverage Ratio as at
              --------------
the end of any fiscal quarter to be greater than 6.5 to 1.0.

                                   SECTION 9
                                EVENTS OF DEFAULT

              9.1 Events of Default. If one or more of the following described
                  -----------------
Events of Default shall occur:

              (a) Borrower shall default in the due and punctual payment of (i) the principal of or the interest on any Loan within two Business Days of its due date, (ii) any fee due hereunder within 10 Business Days of its due date; or
(iii) any other amount due from it hereunder within 30 Business Days of its due date; or

              (b) Borrower or any of its Restricted Subsidiaries shall fail to perform or observe any of the terms, provisions, covenants, conditions, agreements or obligations contained herein (other than Sections 8.1 through 8.5) and such failure shall continue for more than 20 days after written notice from Lender to Borrower of the existence and character of such failure to perform or observe; or

              (c) Borrower or any of its Restricted Subsidiaries shall fail to perform or observe any of the terms, provisions, covenants, conditions, agreements or obligations contained in Sections 8.1 through 8.5; or

              (d) (i) Borrower, or any of its Restricted Subsidiaries shall become insolvent, or be unable, or admit in writing its inability, to pay its debts as they become due; or (ii) Borrower or any Restricted Subsidiary shall make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties or assets; or (iii) Borrower or any Restricted Subsidiary shall file or have filed against it a petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors or winding up or dissolution and such filing against it shall not be dismissed within 60 days after the date of such filing; or (iv) Borrower or any Restricted Subsidiary shall apply for or consent to the appointment of or consent that an order be made appointing any receiver or trustee for any of its or their properties, assets or business, or if a receiver or a trustee shall be appointed for all or a substantial part of its or their properties, assets or business; or (v) an order for relief shall be entered against Borrower or any Restricted Subsidiary under the United States federal bankruptcy laws as now or hereafter in effect; or (vi) Borrower or any Restricted Subsidiary shall take any action indicating its consent to, approval of or acquiescence in, any of the foregoing; or

              (e) Any representation or warranty made by Borrower herein or in any certificate or financial or other statement heretofore or hereafter furnished by Borrower or any of its officers to Lender proves to be in any material respect false or misleading as of the date when made, deemed made or reaffirmed; or

              (f) Any final judgment, decrees, writs of execution, attachments or garnishments or any Liens, or any other legal processes shall be issued or levied against any of the assets or property of Borrower or any of its Restricted Subsidiaries (and shall not have been vacated, discharged or stayed) in amounts which in the aggregate would result in a Material Change (without limiting the generality of the foregoing, a judgment in excess of $75,000,000 in the aggregate shall, for purposes only of this Section 9.1(f), be deemed to result in a Material Change); provided, however, that such aggregate amount
                              --------- -------
shall include only amounts in excess of (i) insurance coverage therefor and (ii) reserves on the books of Borrower or any of its Restricted Subsidiaries therefor; provided, further, that such aggregate amount shall not include any
          --------  -------
amounts with respect to matters subject to appeal conducted in good faith and diligently pursued or other further legal process by Borrower or any of its Restricted Subsidiaries or any amounts with respect to any such legal process which Borrower or any of its Restricted Subsidiaries has detached from such property by posting of a bond or equivalent process; or

         (g) All, or substantially all, of the assets and property of Borrower or any of its Restricted Subsidiaries shall be condemned, seized or otherwise appropriated; or

         (h) Any fact or circumstance (including without limitation a Reportable Event), which results in, or which Lender determines in good faith could reasonably be expected to result in, the termination of any Plan of Borrower, any of its Subsidiaries or any ERISA Affiliate by the Pension Benefit Guaranty Corporation or the appointment by an appropriate United States District Court of a trustee to administer any such Plan, shall occur and shall continue for 30 days after written notice of such determination shall have been given to Borrower or any of its Subsidiaries by Lender, or a trustee shall be appointed by the appropriate United States District Court to administer any Plan of Borrower or any of its Subsidiaries, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan of Borrower or any of its Subsidiaries or to appoint a trustee to administer any such Plan and, upon the occurrence of any of the foregoing, the aggregate amount of the unfunded vested liability for the benefits guaranteed by the Pension Benefit Guaranty Corporation under all such Plans and the present value of any Withdrawal Liability which remains unpaid is reasonably estimated to be in excess of $75,000,000 and such liability is not covered by insurance; or

         (i) Borrower or any of its Restricted Subsidiaries (i) fails to make any payment (or otherwise satisfy) in respect of any indebtedness for money borrowed when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) an event of default shall occur which permits the acceleration of indebtedness for money borrowed under the Existing Credit Agreement or any other agreement, contract, indenture, document or instrument executed, or which may be executed, by Borrower or any of its Restricted Subsidiaries, which failure or event of default (other than a failure or event of default under the Existing Credit Agreement) has not been waived or cured; provided, however, that no Event of Default shall exist hereunder if the
       --------  -------
amount of the indebtedness which is not paid or may be accelerated with respect to the defaulted obligations shall not exceed in the aggregate $75,000,000; or

         (j) Borrower fails to maintain publicly announced Debt Ratings of at least the Required Rating; or

         (k) Any sale, spin-off, disposition or other transaction whereby General Motors Corporation will no longer beneficially own directly or indirectly at least 51 percent of the issued and outstanding capital stock of Borrower having voting power under ordinary circumstances to elect directors of Borrower shall have occurred; or

           (l) Borrower enters into any amendment, modification, restatement or other change to the Existing Credit Agreement, or any future or replacement credit agreements, without prior written notice to Lender and offering Lender equivalent amendments to this Agreement (except as to interest rate or fees);

Then (a) automatically upon the occurrence of an Event of Default under Section 9.1(d), the Commitment shall immediately terminate, and all Loans and other liabilities and obligations outstanding under this Agreement shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, if not herein otherwise then due and payable, together with all costs and expenses (including break and funding costs and other costs in connection with the relending, reborrowing, funding or other employing of funds) incurred by the Lender as a result thereof, anything herein or in any agreement, contract, indenture, document or instrument contained to the contrary notwithstanding; and (b) at any time after the occurrence of an Event of Default other than under Section 9.1(d), and in each and every such case, unless such Event of Default shall have been remedied by Borrower to the satisfaction of Lender or waived in writing by Lender, Lender may immediately terminate the Commitment, whereupon the same shall be cancelled and reduced to zero and any Loan Request given in respect of a Borrowing Date occurring on or after the date of such notice of cancellation shall cease to have effect and all Loans and all accrued interest thereon and all other liabilities and obligations outstanding under this Agreement shall, thereupon, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, if not otherwise then due and payable, together with all reasonable costs and expenses (including break and funding costs and other costs in connection with the relending, reborrowing, funding or other employing of funds) incurred by the Lender as a result thereof, anything herein or in any other agreement, contract, indenture, document or instrument contained to the contrary notwithstanding. Thereafter Lender may immediately, and without expiration of any period of grace, enforce payment of all liabilities and obligations of Borrower under this Agreement.

     9.2   Recovery of Amounts Due. If any amount payable hereunder is not paid
           -----------------------
as and when due, Borrower hereby authorizes Lender and its Affiliates to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker's lien or counterclaim, against any moneys or other assets of Borrower in any currency that may at any time be in the possession of Lender or any of its Affiliates, at any branch or office thereof, and any funds which may be owed by Lender to Borrower to the full extent of all amounts payable to Lender hereunder. Notwithstanding the foregoing, the holder of the $1.5 Billion Promissory Note shall be the only party permitted to assert any rights against the Credit Balance Account.

     9.3   Rights Cumulative. The rights of Lender provided for herein are
           -----------------
cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity.

                                   SECTION 10
                                   THE LENDER

     10.1 Representations By Lender. Lender hereby represents that it will not
          -------------------------
make any Loan hereunder with a view to engage in any distribution of any evidence of indebtedness to the public; provided, however, disposition of any evidence of indebtedness held by Lender shall at all times be within its exclusive control subject only to the provisions of Section 11.10.

                                   SECTION 11
                            MISCELLANEOUS PROVISIONS

     11.1 Amendments and Waivers. No amendment or waiver of any provision of
          ----------------------
this Agreement, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Lender and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     11.2 Notices. All notices, payments, requests, reports, information,
          -------
demands and other communications which any party hereto may desire, or may be required, to give or make to any other party hereto, shall (unless otherwise permitted as a telephonic notice or request hereunder) be given by mailing the same, postage prepaid, or by telex, or rapifax transmission, or by hand delivery or courier, to each party at its address set forth below:

                    General Motors Acceptance Corporation
                    P.O. Box 200
                    Mail Code 482-B10-B11
                    Detroit, Michigan 48265-2000
                    Attn: David E. Ehlers, Director - National Dealer Loans

                    With a copy to:

                    General Motors Acceptance Corporation
                    P.O. Box 200
                    Mail Code 482-B12-B11
                    Detroit, Michigan 48265-2000
                    Attn: Cathy L. Quenneville, Secretary

                    Hughes Electronics Corporation
                    P.O. Box 956
                    200 N. Sepulveda Blvd.
                    El Segundo, California 90245
                    Attn: Treasurer

or to such other address as may, from time to time, be specified in writing by Borrower or Lender. Such communications shall be deemed to have been duly given and received in the case of a telex, when the telex is sent and the appropriate answer-back is received, in the case of mail when sent by pre-paid certified or registered mail correctly addressed to the addressee, in the case of rapifax transmission, when transmission has been sent, in the case of hand delivery or courier, when received. Lender may rely and act upon any Loan Request made by telex or other telexed, telephonic or facsimile instructions to Lender by any Person purporting to be an Authorized Designee of Borrower, and Borrower shall be unconditionally and absolutely estopped from denying the authenticity and validity of any transaction or act made by Lender in reliance thereon. Each party hereto shall promptly confirm by telex or rapifax any telephone communication made by it to another pursuant to this Agreement but the absence of such confirmation shall not affect the validity of such communication, which shall be effective upon receipt. If there is any conflict between any telephonic communication and a written confirmation, the written communication shall govern; provided, however, that the recipient of such communication shall be held harmless by all parties hereto with respect to any action taken in reliance on the telephonic communication prior to the time such recipient receives and has had reasonable time to review the subsequent written confirmation and initiate such corrective action as the recipient deems reasonable under the circumstances.

     11.3 Waiver. Neither the failure of, nor any delay on the part of, any
          ------
party hereto in exercising any right, power or privilege hereunder, or under any agreement, contract, indenture, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, contract, indenture, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, contract, indenture, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any other default of the same or of any other term or provision. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

     11.4 NEW YORK LAW. THE INTERPRETATION, ENFORCEMENT AND EFFECT OF THIS
          ------------
AGREEMENT, THE LOANS AND ANY AGREEMENTS, CONTRACTS, INDENTURES, DOCUMENTS OR INSTRUMENTS DELIVERED IN ACCORDANCE HEREWITH, SHALL BE GOVERNED AND CONTROLLED IN ALL RESPECTS BY AND CONSTRUED ACCORDING TO THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, TO THE JURISDICTION OF WHOSE COURTS THE PARTIES HERETO HEREBY AGREE TO SUBMIT. BORROWER WAIVES ANY OBJECTION BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE NOTE OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. BORROWER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS TO ALL SUCH SERVICE OF PROCESS MADE BY MAIL OR BY MESSENGER DIRECTED TO IT AT THE ADDRESS SPECIFIED IN THE CREDIT AGREEMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW, OR LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST BORROWER OR ITS PROPERTY OR ASSETS IN THE COMPETENT COURTS OF ANY OTHER JURISDICTION OR JURISDICTIONS.

     11.5 Headings. The headings set forth herein are solely for the purpose of
          --------
identification and shall not be construed as a part of the sections or subsections which they head.

     11.6 Accounting Terms. All accounting terms not otherwise defined herein
          ----------------
have the meaning assigned to them in accordance with GAAP, provided, however, any act or condition in accordance herewith and permitted hereunder when taken, created or occurring, shall not become a violation of any section of this Agreement as a result of a subsequent change in GAAP.

     11.7 Counterparts. This Agreement may be executed in any number of
          ------------
counterparts and by the different parties hereto on separate counterparts, and all of said counterparts taken together shall constitute one and the same instrument.

     11.8 Singular; Plural. Whenever used herein, the singular number shall
          ----------------
include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

     11.9 Illegality. The illegality or unenforceability of any provision of
          ----------
this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     11.10 Assignments. This Agreement shall bind and inure to the benefit of
           -----------
the parties hereto and their respective successors and assigns. No party hereto may assign or transfer all or any part of its rights and obligations hereunder, except that:

           (a) Lender may at any time assign and delegate to one or more of its Affiliates or securitization entities administered by Lender (each an "Assignee"), all, or any ratable part of all, of the Loans, the Commitment and the other rights and obligations of Lender hereunder, including but not limited to the $500 Million Loan; provided, however, that Lender shall at all times remain obligated to make the Loans hereunder.

           (b) Borrower authorizes Lender to disclose to any prospective Assignee any and all information in Lender's possession concerning Borrower, this Agreement, the Credit Balance Account and any other collateral, subject to confidentiality agreements.

     11.11 Fees and Expenses. Borrower agrees to pay on demand (a) to Lender all
           -----------------
reasonable costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by Lender in connection with the preparation and administration of this Agreement and any documents including any amendments, waivers, or other modifications and (b) all reasonable costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by Lender in connection with the enforcement of this Agreement and any instrument or agreement required hereunder and in connection with any refinancing or restructuring of the Loans in the nature of a "work-out".

     11.12 Indemnity. Borrower agrees to indemnify the Lender, its Affiliates
           ---------
and their respective directors, officers, agents and employees (collectively, the "Indemnitees") from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them arising out of or by: (a) reason of any investigation by governmental or judicial authorities or being made a party to any litigation or other similar proceeding related to any use made or proposed to be made by Borrower of the proceeds of any Loan for the acquisition of any other Person including, without limitation, the reasonable fees and disbursements of counsel (including allocated costs for in-house legal services) incurred in connection with any such investigation, (b) claims asserted against the Credit Balance Account by shareholders of PAS (other than Borrower), and (c) claims of creditors of PAS (or their successors, representatives or assigns) arising out of or related to the distribution of funds by PAS to Borrower and/or the funding by Borrower of the Credit Balance Account; provided, however, that Borrower shall have no obligation to indemnify or pay for the costs and expenses of more than one counsel for the Indemnitees, unless any Indemnitee shall in good faith reasonably determine that there is a conflict of interest that causes it to be reasonably necessary for any Indemnitees to be represented by other counsel. Counsel chosen to represent any Indemnitee pursuant to the previous sentence shall be reasonably satisfactory to Borrower. The obligations of Borrower under this Section shall survive the termination of this Agreement.

     11.13 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY
           --------------------------------
EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS

OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

           IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto in _____________, _______________ as of the date first hereinabove written.

                                        HUGHES ELECTRONICS CORPORATION

                                        By: ____________________________________
                                        Name:
                                        Title:

                                        GENERAL MOTORS ACCEPTANCE CORPORATION

                                        By: ____________________________________
                                        Name:
                                        Title:

                                    EXHIBIT A
                                  LOAN REQUEST

TO:            General Motors Acceptance Corporation

FROM:          Hughes Electronics Corporation

DATE:

RE:            Hughes Electronics Corporation - Revolving Credit Agreement

Gentlemen:

               1. We refer to the Revolving Credit Agreement dated as of October 1, 2001, and made between Hughes Electronics Corporation and General Motors Acceptance Corporation (the "Agreement"). Terms defined in the Agreement shall have the same meaning herein.

               2. We hereby request that a Loan is made to us (which Loan shall constitute an advance pursuant to the $_____ Loan) at Bank of America, Concord, CA, ABA # 121000358, Account #123560-6628 as follows:

               (i)  Principal Amount:

               (ii) Borrowing Date:

               3. For the purposes of inducing the Lender to make the Loan requested herein, we confirm that, pursuant to Section 5.2 of the Agreement, as of the date hereof:

               (i) to the best of the knowledge of the undersigned, the representations and warranties set out in Section 6 of the Agreement are true and correct in all material respects;

               (ii) the most current financial statements delivered pursuant to
                    Section 7.5 of the Agreement present fairly the financial position and results of operation and changes in financial position of Borrower and its consolidated Subsidiaries as at the end of, and for the fiscal period to which such statements relate as of the date thereof (subject, in the case of unaudited financial statements, to year end adjustments); and

               (iii) to the best of the knowledge of the undersigned, no Event of Default or Unmatured Event of Default has occurred and is continuing.


                                             HUGHES ELECTRONICS CORPORATION


                                             By: ______________________________
                                             Name:
                                             Title:

                                    EXHIBIT B
                                 EXISTING LIENS

PanAmSat
       $124,000,000.00 Floating Rate Note secured by transponders of Galaxy III-R due

Galaxy Latin America
       $95,000.00 Capital Lease of AT&T Telephone Switch

Hughes
       Share pledge of Hughes' ownership interest in Hughes Tele.Com India Limited (approximate market value $79,000,000.00) supporting a rupee denominated bridge loan from ICICI (the lender) to Hughes Tele.Com India Limited

                                    EXHIBIT C
                               OPINION OF COUNSEL

                                                       ___________________, 2001

To:       General Motors Acceptance Corporation

     Re:       Hughes Electronics Corporation
               Revolving Credit Agreement
               --------------------------
Gentlemen:

     I am the Assistant General Counsel of Hughes Electronics Corporation, a Delaware corporation (the "Borrower"), in connection with the extension to Borrower of a revolving line of credit extended under and subject to the terms and provisions of a Revolving Credit Agreement dated as of October 1, 2001 (the "Credit Agreement") by and between Borrower and General Motors Acceptance Corporation (the "Lender"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement. This opinion is rendered to you pursuant to Section 5.2(b) of the Credit Agreement. In addition, I have reviewed the Loan Set-Off and Security Agreement, the Note, and the Financing Statement. For convenience, the Credit Agreement, the Loan Set-Off and Security Agreement and the Note are sometimes collectively referred to herein as the "Loan Documents".

     As Assistant General Counsel to Borrower, I have caused to be made such legal and factual examinations and inquiries, including an examination of originals or copies, certified or otherwise identified to my satisfaction as authentic, of such corporate records, agreements, instruments and other documents as I have deemed necessary or appropriate for the purposes of this opinion. I have caused to be obtained such certificates and other assurances (copies of which have been delivered to you) from public officials and officers and other employees of Borrower as I considered necessary or appropriate for the purpose of rendering this opinion. I have assumed the genuineness of all signatures (except that of Borrower), the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as copies.

     Subject to the limitations herein set forth, I am opining herein as to the effect on the subject transaction only of United States federal law, the laws of the State of California and the General Corporation Law of the State of Delaware. I am licensed to practice law in the State of California. To the extent that any of the matters upon which I am opining hereon are governed by laws ("Other Laws"), other than the laws identified in the preceding sentence, I have assumed with your permission and without independent verification or investigation as to the reasonableness of such assumption, that such Other Laws and the judicial interpretation thereof do not vary in any respect material to this opinion from the corresponding laws of the State of California and judicial interpretation thereof.

     Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations and assumptions set forth herein, I am of the opinion that, as of the date hereof:

          1. Borrower is a corporation duly incorporated and validity existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to own and lease its properties and conduct its business as presently owned and conducted.

          2. Borrower has full corporate power and authority to borrow the sums provided for in the Credit Agreement, to execute and deliver the Financing Statement and Loan Documents and to perform its obligations thereunder.

          3. All corporate action required to be taken by Borrower for the authorization, execution and delivery of the Financing Statement and Loan Documents by Borrower and the performance by Borrower of its obligations thereunder has been duly taken.

          4. The officer of Borrower executing the Financing Statement and Loan Documents is duly and properly in office and duly authorized to execute the same.

          5. The Loan Documents are legal, valid and binding agreements of Borrower, subject to the limitations, qualifications, exceptions and assumptions set forth below.

          6. To my knowledge, after causing to be conducted such legal and factual examination and inquiries and causing to be conducted such discussions with and obtaining such certificates or other confirmations from officers and other employees of Borrower as I considered appropriate in the circumstances, no consent, permission, authorization, order or license of any United States federal or California governmental authority is necessary in connection with the execution and delivery of the Financing Statement and the Loan Documents by Borrower and Borrower's performance of its obligations under the Loan Documents.

          7. There is no provision of the Certificate of Incorporation or the By-laws of Borrower which would be contravened by the execution and delivery of the Financing Statement or Loan Documents by Borrower or by the performance by Borrower of its obligations under the Loan Documents.

          8. Borrower is not an "investment company" as defined in the Investment Company Act of 1940, as amended.

          9. To my knowledge, after causing to be conducted such legal and factual examination and inquiries and causing to be conducted such discussions with and obtaining such certificates or other confirmations from officers and other employees of Borrower as I considered appropriate in the circumstances, no consent or approval of any trustee or holder of any material indebtedness of Borrower is necessary in connection with the execution and delivery of the Financing Statement or Loan Documents by Borrower and Borrower's performance of its obligations under the Loan Documents.

          10. There is no provision of any indenture or material agreement for borrowed money to which Borrower is a party or under which Borrower is obligated, and of which I am aware, after causing to be conducted such legal and factual examinations and inquiries and causing to be conducted such discussion with and obtaining such certificates or other confirmations from officers and other employees of Borrower as I considered appropriate in the circumstances, which would be contravened by the execution and delivery of the Financing Statement, the Loan Documents by Borrower or by the performance by Borrower of its obligations under the Loan Documents.

          11. To my knowledge, after causing to be conducted such legal and factual examinations and inquiries and causing to be conducted such discussions with and obtaining such certificates or other confirmations from officers and other employees of Borrower as I considered appropriate in the circumstances, there is no judgment, decree or order of any court or governmental agency binding on Borrower which would be contravened by the execution and delivery of the Financing Statement or Loan Documents by Borrower and Borrower's performance of its obligations under the Loan Documents.

          12. To my knowledge, after causing to be conducted such legal and factual examinations and inquiries and obtaining certificates or other confirmations from officers and employees of Borrower as I considered appropriate in the circumstances, except as set forth in Attachment 1 hereto, there is no claim, suit, action or proceeding pending against Borrower before any court or governmental agency in which there is a specific claim, including environmental matters, in excess of $75,000,000.

          14. The Loan Set-Off and Security Agreement creates in favor of the Lender, as security for the obligations of the Borrower under the Loan Documents, a security interest in the right, title and interest of the Borrower in the Credit Balance Account.

          15. The Financing Statement is in proper form for filing. Upon the filing of the Financing Statement with the Delaware Secretary of State, the Lender will have a valid and perfected security interest in all right, title and interest of the Borrower in the Credit Balance Account.

          The opinion expressed in paragraph 6 is subject to the following limitations, qualifications, exceptions and assumptions:

          (a) the enforcement of the Loan Documents may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or by equitable principles relating to or limiting the rights of creditors generally;

          (b) the use of the term enforceable shall not imply any opinion as to the availability of equitable remedies;

          (c) I advise you that a California court may not strictly enforce certain covenants contained in the Credit Agreement or allow acceleration of the maturity of the indebtedness thereunder if it concludes that such enforcement or acceleration would be unreasonable under the then existing circumstances. I do believe, however, that subject to the limitations expressed elsewhere in this opinion, enforcement or acceleration would be available if an Event of Default occurs as a result of a material breach of a material covenant contained in the Credit Agreement. Further, certain rights, remedies and waivers contained in the Credit Agreement may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Credit Agreement invalid as a whole;

          (d) The effect of California court decisions, invoking statutes or principles of equity, which have held that certain covenants and provisions of agreements are unenforceable where (i) the breach of such covenants or provisions imposes restrictions or burdens upon the debtor, including the acceleration of indebtedness due under debt instruments, and it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the protection of the creditor, or (ii) the creditor's enforcement of such covenants or provisions under the circumstances would violate the creditor's implied covenant of good faith and fair dealing;

          (e) The unenforceability under certain circumstances, under California or federal law or court decisions, of provisions expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, defenses to obligations or rights granted by law, where such waivers are against public policy or prohibited by law;

          (f) The unenforceability under certain circumstances of provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, that election of a particular remedy or remedies does not preclude recourse to one or more other remedies or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy;

          (g) The effect of Section 1717 of the California Civil Code, which provides that, where a contract permits one party to the contract to recover attorneys' fees, the prevailing party in any action to enforce any provision of the contract shall be entitled to recover its reasonable attorneys' fees;

          (h) The unenforceability under certain circumstances of provisions indemnifying a party against liability for its own wrongful or negligent acts or where such indemnification is contrary to public policy or prohibited by law; and

          (i) The enforceability under certain circumstances of provisions imposing penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default.

          To the extent that the obligations of Borrower may be dependent upon such matters, I assume for purposes of this opinion that Lender is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization; that Lender is duly qualified to engage in the transaction covered by this opinion; that the Loan Documents have been duly authorized, executed and delivered by Lender and that the Loan Documents constitute the legal, valid and binding obligation of Lender, enforceable in accordance with its terms; and that Lender has the requisite corporate or organizational and legal power and authority to own its properties, to carry on its business as now being conducted and to perform its obligations under the Loan Documents, including without limitation, to make the loans under the Credit Agreement. I am not expressing any opinion as to the effect of or the compliance by Lender with any state or federal laws or regulations applicable to the transactions because of the nature of its respective business.

          This opinion is rendered to the Lender and is solely for their benefit in connection with the above transaction. This opinion may not be relied upon by the Lender for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose without my prior written consent.

                                Very truly yours,

                       ATTACHMENT 1 TO OPINION OF COUNSEL

                                   LITIGATION

As set forth in the Opinion of Counsel of approximate even date herewith provided by the Assistant General Counsel of Hughes Electronics Corporation.

                                    EXHIBIT D

                        [FORM OF COMPLIANCE CERTIFICATE]

                             COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

          (1) I am the duly elected [Title] and [Title] of Hughes Electronics Corporation, a Delaware corporation ("Borrower");

          (2) I have reviewed the terms of that certain Revolving Credit Agreement dated as of October 1, 2001, as amended, supplemented or otherwise modified to the date hereof (said Revolving Credit Agreement, as so amended, supplemented or otherwise modified, being the "Credit Agreement", the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and between Borrower and Lender, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements; and

          (3) The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Unmatured Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower or any of its Subsidiaries, as applicable, has taken, is taking, or proposes to take with respect to each such condition or event:

_______________________________________________________________________________]

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this __________ day of _____________, ____ pursuant to subsection 7.5(d) of the Credit Agreement.

DATED:__________________________      HUGHES ELECTRONICS CORPORATION



                                      By:____________________________
                                      Name:
                                      Title:

                                ATTACHMENT NO. 1
                            TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, ____ and pertains to the period from ____________, ____ to ____________, ____. Subsection references herein relate to subsections of the Credit Agreement.


A.    Maximum Leverage Ratio (for the four-fiscal quarter period ending
      _________, ____)

1.    Outstanding principal amount of all obligations
      and liabilities for borrowed money:                                          $____________

2.    Portion of obligations with respect to capital leases
      that are capitalized in excess of $25,000,000:                               $____________

3.    Consolidated Funded Indebtedness (1+2):                                      $____________

4.    Principal balance in Credit Balance Account as of end of quarter:            $____________

5.    Cash and cash equivalents as of end of quarter:                              $____________

6.    Net Consolidated Funded Indebtedness (3 - 4 - 5):                            $____________

7.    Consolidated Net Income:                                                     $____________

8.    Consolidated Interest Charges/(Income):                                      $____________

9.    Provisions for taxes/(benefit), if any, based on income used
      or included in determining of 7:                                             $____________

10.   Total depreciation and amortization expense deducted in determining 7:       $____________

11.   Amount, if any, of the non-cash charge taken in connection with the          $____________
      write-off of the equity investment in Sky Perfect Communications, Inc.:

12.   Amount, if any, of the noncash component of any unusual or nonrecurring      $____________
      item of loss or expense to the extent used or included in the determination of 7 above, provided that with respect to accruals or
                                --------
      reserves for future cash disbursements, such future cash disbursements shall be deducted in the fiscal period in which such cash disbursement is made:

13.   Amount, if any, of the noncash component of any unusual or nonrecurring      $____________
      item of gain or income to the extent used or included

      in the determination of 7 above:

14.   Consolidated EBITDA (7+8+9+10+11+12-13):                                     $_____________

15.   Leverage Ratio (6):(14):                                                     _____:1.00

16.   Maximum ratio allowed under subsection 8.5(b):                               6.5:1.00



B.    Minimum Stockholder's Equity

1.    Base Stockholder's Equity:                                                   $9,295,000,000

2.    50% of consolidated net income (as determined in accordance with  GAAP)
      earned in each fiscal quarter ending after December 31, 2000 (with no
      deduction for a net loss in any such fiscal quarter):                        $_____________

3.    50% aggregate increase in Equity by reason of Borrower's issuance of
      capital stock:                                                               $_____________

4.    Minimum Stockholder's Equity (1+2+3):                                        $_____________

5.    Stockholder's Equity:                                                        $_____________

                                                                Exhibit 10.23(b)
                       LOAN SET-OFF AND SECURITY AGREEMENT
                       -----------------------------------

         THIS LOAN SET-OFF AND SECURITY AGREEMENT ("Agreement") is entered into as of October 1, 2001 (the "Signing Date") between HUGHES ELECTRONICS CORPORATION, a corporation organized and existing under the laws of Delaware ("Borrower"), and GENERAL MOTORS ACCEPTANCE CORPORATION, a corporation organized under the laws of Delaware ("GMAC").

                                 R E C I T A L S
                                 ---------------

         WHEREAS, GMAC has entered into a Revolving Credit Agreement with Borrower of approximate even date herewith to provide financing to Borrower for which interest is earned and payable to GMAC from time to time (the "Credit Agreement");

         WHEREAS, all capitalized terms not defined herein have the meanings given to them in the Credit Agreement;

         WHEREAS, Borrower wishes to deliver money to GMAC, from time to time, in order to induce GMAC to extend credit to the Borrower pursuant to the Credit Agreement;

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and GMAC agree as follows

                                    AGREEMENT
                                    ---------

         1.    Credit Balance Account. Borrower may, at its election, deliver
               ----------------------
good funds to GMAC, up to a maximum amount of $1.5 billion, to be held solely as collateral security for Borrower's obligations under the Credit Agreement and the $1.5 Billion Promissory Note (the "Obligations") and GMAC will hold and account to Borrower for the total of these funds (the "Credit Balance Account").

         2.    Increases to Credit Balance Account. Borrower may, on any
               -----------------------------------
Business Day, increase the Credit Balance Account by any amount not less than at least $5,000,000 with multiple integrals of $1,000,000 in excess thereof. Increases received by GMAC in immediately available funds at or prior to 12:00 p.m. Detroit time will be added to the Credit Balance Account on the same Business Day. Increases received in other than immediately available funds will be added to the Credit Balance Account when good funds become available for use by GMAC.

         3.    Repayment of Credit Balance Account. Borrower will only be
               -----------------------------------
entitled to repayment of all or a portion of the Credit Balance Account if
(a)(i) it directs GMAC to apply all funds in the Credit Balance Account to repayment of the Obligations and (ii) the Commitment has been terminated or
(b)(i) Borrower has provided written notice to GMAC by 11 a.m. Detroit time at least 5 Business Days prior to repayment (unless such repayment is on calendar quarter end, then written notice must be received by GMAC by 11 a.m. Detroit time at least 10 Business Days prior to repayment), (ii) all of the Obligations are fully and finally repaid as of the date of GMAC's repayment of all or a portion of the Credit Balance Account, and (iii) the Commitment has been terminated. Except upon termination of this Agreement, the minimum payment must be at least $5,000,000 with multiple integrals of $1,000,000 in excess thereof. Requests received after 12:00 p.m. Detroit time will be honored on the next Business Day.

         4.    Credit Balance Account Rate. On each Interest Payment Date, GMAC
               ---------------------------
will pay Borrower interest accruing on the Credit Balance Account since the previous Interest Payment Date calculated for each calendar month by multiplying the daily amount in the Credit Balance Account by the Credit Balance Account Rate for such month (the "Applicable Interest Credit"). The "Credit Balance Account Rate" means a rate equal to: (i) GMAC's monthly average total cost of funds for 30-day commercial paper (on a 360 day basis); provided, that at any time when GMAC's commercial paper is not rated at least A-1 by Standard & Poor's Ratings Services ("S&P") and P-1 by Moody's Investors Service, Inc. ("Moody's"), GMAC may, at its option, elect to use the monthly average total cost of issuing 30-day commercial paper (including, without limitation, interest or discount liquidity costs and other fees) by New Center Asset Trust or such other index as GMAC reasonably determines to represent the lowest total cost source that is directly or indirectly available for significant short-term funding by GMAC, divided by, (ii) 360. Each month's Credit Balance Account Rate will be calculated using the calendar days beginning on the 26/th/ of the month prior to the month for which the rate is calculated and ending with the 25/th/ day of the month for which the rate is calculated. All calculations with regard to determination of the Credit Balance Account Rate shall be as determined by GMAC in its sole and exclusive discretion.

         5.    Set-Off for Interest. On each Interest Payment Date, GMAC will
               --------------------
set-off against interest due under the Note the Applicable Interest Credit to the extent permitted by applicable law. If the Applicable Interest Credit with respect to any Interest Payment Date exceeds the interest due GMAC on that date or, if the Applicable Interest Credit has not been set-off against interest due under the Note, the excess will be added to the principal balance of the Credit Balance Account.

         6.    Commingling. GMAC may commingle the funds in the Credit Balance
               -----------
Account with other funds of GMAC and use them in the ordinary course of its business.

         7.    Drawing on Credit Balance Account to Repay Obligations. On the
               ------------------------------------------------------
Termination Date or in the event Borrower exercises its rights pursuant to
Section 3, GMAC will set-off against the Credit Balance Account the lesser of the full amount of the Obligations then due and owing and the then balance of the Credit Balance Account, to the extent permitted by applicable law. Upon prior written request of Borrower, GMAC shall set-off against the Credit Balance Account any outstanding Obligations at such time to the extent of the balance of the Credit Balance Account on such date. To the extent that such set-off is requested by the Borrower, the Borrower shall be entitled to request additional advances not to exceed the available amount of the Commitment pursuant to
Article 2 of the Credit Agreement, subject to the terms and conditions of the Credit Agreement, including but not limited to the conditions precedent specified in Section 5.3. This provision does not alter any obligation to pay GMAC when and in the amounts required under the Credit Agreement, and GMAC has no duty to notify Borrower of any delinquency thereunder.

         8.    Grant of Security Interest. Borrower hereby grants GMAC a
               --------------------------
security interest in all right, title, and interest of the Borrower in, to and under this Agreement, the Credit Balance Account created hereunder, all interest paid or payable on such Credit Balance Account, all other rights of the Borrower under or in connection with any of the foregoing, and all proceeds of any of the foregoing and acknowledges and agrees that the Credit Balance Account and the other collateral hereunder constitutes collateral to secure payment of the Obligations. GMAC has such rights to the Credit Balance Account and remedies for default on the Obligations as may be afforded by the Credit Agreement and/or applicable law including, without limitation, the right of set-off described in
Section 9.2 of the Credit Agreement. The security interest in the Credit Balance Account is in addition to any other rights of GMAC against the Borrower, including without limitation, the rights of recoupment and set-off. GMAC is authorized to file financing statements in such form and in such jurisdictions as it may reasonably consider appropriate in connection with such security interest. Borrower represents that it has not sold, conveyed or transferred and will not sell, convey or transfer any interest in the Credit Balance Account to any third party.

         9.    Electronic Communication. GMAC and Borrower may implement this
               ------------------------
Agreement by conducting business with the non-exclusive use of electronic, computer, digital, or other paperless means, including the good faith reliance on electronic mail, facsimile transmittal, telephonic, or other usual and regular forms of communication by GMAC with or without confirmation or authentication of the communication by receipt of an original signature, document, paper, or otherwise.

         10.   Assignment. This Agreement shall bind and inure to the benefit of
               ----------
the parties hereto and their respective successors and permitted assigns. No party hereto may assign or transfer all or any part of its rights and obligations hereunder, except that:

               (a) GMAC may at any time assign and delegate to one or more of its Affiliates or securitization entities administered by GMAC (each an "Assignee"), all of its rights and obligations under this Agreement.

               (b) Borrower authorizes GMAC to disclose to any Assignee or prospective Assignee any and all information in GMAC's possession concerning Borrower or this Agreement, subject to confidentiality agreements.

         11.   Severability. Any provision of this Agreement which is prohibited
               ------------
by law is ineffective to the extent of those prohibitions, but does not invalidate the remaining provisions of this Agreement.

         12.   Termination. Either party may terminate this Agreement after
               -----------
giving 10 days advance written notice to the other provided all of the Obligations have been fully and finally repaid to GMAC at that time. The execution of this Agreement by GMAC and Borrower replaces all previously executed agreements between them of substantially similar nature and type, effective the date first written above.

         13. Notices. All notices required under this Agreement shall be made in
             -------
accordance with the notice provision contained in the Credit Agreement.

         14. GOVERNING LAW. THE INTERPRETATION, ENFORCEMENT AND EFFECT OF THIS
             -------------
AGREEMENT SHALL BE GOVERNED AND CONTROLLED IN ALL RESPECTS BY AND CONSTRUED ACCORDING TO THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, TO THE JURISDICTION OF WHOSE COURTS THE PARTIES HERETO HEREBY AGREE TO SUBMIT. BORROWER WAIVES ANY OBJECTION BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. BORROWER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS TO ALL SUCH SERVICE OF PROCESS MADE BY MAIL OR BY MESSENGER DIRECTED TO IT AT THE ADDRESS SPECIFIED IN THE CREDIT AGREEMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF GMAC TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW, OR LIMIT THE RIGHT OF GMAC TO BRING PROCEEDINGS AGAINST BORROWER OR ITS PROPERTY OR ASSETS IN THE COMPETENT COURTS OF ANY OTHER JURISDICTION OR JURISDICTIONS.

         15. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT
             --------------------------------
HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         16. Headings. The headings set forth herein are solely for the purpose
             --------
of identification and shall not be construed as a part of the sections or subsections which they head.

           Duly executed as of the date first written above.

                                      HUGHES ELECTRONICS CORPORATION

                                      By:_______________________________________
                                      Name:
                                      Title:


                                      GENERAL MOTORS ACCEPTANCE
                                      CORPORATION


                                      By:_______________________________________
                                      Name:
                                      Title:

---------------------- REVISION LIST ----------------------

The bracketed numbers refer to the Page and Paragraph for the start of the paragraph in both the old and the new documents.

[1:9 1:9] Changed      "$2" to "$1.5"
[1:9 1:9] Changed      "held as" to "held solely as"
[1:9 1:9] Changed      "and Note" to "and $1.5 Billion Promissory Note"
[1:11 1:11] Changed    "will only be" to "will be"
[1:11 1:11] Changed    "(a) Borrower" to "(a)(i) it ... (b)(i) Borrower"
[1:11 1:11] Changed    "(b)" to "(ii)"
[1:11 1:11] Changed    "(c)" to "(iii)"
[2:4 2:4] Changed      "Date," to "Date or in ... Section 3,"
[2:4 2:4] Changed      "Upon 5 days prior" to "Upon prior"
[2:4 2:4] Changed      "draw" to "set-off"
[2:4 2:4] Changed      "Account to settle any" to "Account any"
[2:4 2:4] Changed      "any time" to "such time ... Section 5.3"
[2:14 4:3] Changed     "Jury.
     EACH" to "Jury. EACH"
[2:18 5:2] Changed     "ELECTRONICS CORPORATION" to "ELECTRONICS"
[2:19 5:2] Changed     "By" to "CORPORATIONBy"
[2:20 5:2] Del Paras   "[Signatures continued ... preceding page]"
[3:2 5:2] Changed      "ACCEPTANCE CORPORATION" to "ACCEPTANCE "
[3:3 5:2] Changed      "By" to "CORPORATIONBy"

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the differences between -
original document   : C:\SYSUTILS\FLCONV\FLTEMP.DOC
and revised document: C:\SYSUTILS\FLCONV\FLTEMP2.DOC

CompareRite found   16 change(s) in the text

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                                       7

                                                                Exhibit 10.23(d)

                             INTERCREDITOR AGREEMENT

     THIS INTERCREDITOR AGREEMENT dated as of February __, 2002 (this "Agreement") is by and among
 ---------
           GENERAL MOTORS ACCEPTANCE CORPORATION, a Delaware corporation (including successors and assigns, "GMAC");
                                         ----
           BANK OF AMERICA, N.A. (including successors and assigns), as administrative agent under the Bank Credit Agreement (in such capacity, the "Administrative Agent");
      --------------------

           BANK OF AMERICA, N.A. (including successors and assigns), as collateral agent under the Collateral Documents (in such capacity, the "Collateral Agent"); and
      ----------------

           HUGHES ELECTRONICS CORPORATION, a Delaware corporation (including successors and assigns, the "Company").
                                  -------

                               W I T N E S S E T H

     WHEREAS, a $750 million revolving credit facility (the "Bank Credit
                                                             -----------
Facility") has been established in favor of the Company pursuant to the terms of
--------
that Amended and Restated Revolving Credit Agreement (Multi-Year Facility) dated as of November 24, 1999 (as amended, modified, supplemented, increased, extended, restated or replaced, the "Bank Credit Agreement") among the Company,
                                     ---------------------
as borrower, the financial institutions identified therein, as lenders (the "Banks"), and Bank of America, N.A., as administrative agent;
 -----

     WHEREAS, the Company has agreed to a merger (the "Proposed Merger") with
                                                       ---------------
EchoStar Communications Corporation, a Nevada corporation ("EchoStar"), pursuant
                                                            --------
to the terms of that Agreement and Plan of Merger made and entered into as of October 28, 2001, by and between EchoStar and the Company, as amended from time to time;

     WHEREAS, GMAC has agreed to provide at least $2 billion in financing to the Company (the "GMAC Credit Facility"), pursuant to the terms of that Revolving
              --------------------
Credit Agreement dated as of October 1, 2001 (as amended and modified by a First Amendment dated February __, 2002, and as may hereafter be amended and modified in accordance with this Agreement, the "GMAC Credit Agreement") between the
                                        ---------------------
Company, as borrower, and GMAC, as lender, consisting of up to $500 million in revolving credit financing evidenced by a promissory note in the principal amount of $500 million (as amended and modified, the "GMAC Shared Collateral
                                                      ----------------------
Note") to be secured by the same collateral securing the Bank Credit Facility
----
and the remaining amount of such financing evidenced by a promissory note in the principal amount of $1.5 billion (as amended and modified, the "GMAC Cash
                                                                ---------
Secured Note") secured by funds advanced by the Company to GMAC pursuant to that
------------
certain Loan Set-Off and Security Agreement dated as of October 1, 2001, (as amended and modified, the "GMAC Security Agreement"), with such funds being held
                           -----------------------
on deposit in the Credit Balance Account (as defined below), such Credit Balance Account being pledged for the exclusive benefit of GMAC;

     WHEREAS, in connection with and anticipation of the Proposed Merger the lenders under the Bank Credit Agreement have agreed to an amendment to the Bank Credit Facility providing for, among other things, an increase in the aggregate amount of commitments thereunder to up to $2.0 billion and delivery of subsidiary guaranties and collateral; and

     WHEREAS, except as specifically provided herein with respect to (i) permitted dispositions of Shared Collateral as provided in Section 2.5 and (ii) voting and other participatory rights with respect to intercreditor arrangements in bankruptcy as provided in Section 2.8, the lenders under the Bank Credit Facility have agreed to provide the GMAC Shared Collateral Debt (as defined below) pari passu rights with respect to the collateral securing the Bank Credit Facility; and

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Definitions.
          -----------

          (a) Definitions. Terms used herein but not otherwise defined herein
              -----------
     shall have the meanings provided to such terms in the Bank Credit Agreement. As used herein:

          "Bank Debt" means all loans and obligations (including principal,
           ---------
     interest, fees, indemnities and all other amounts, and including interest accruing after commencement of a proceeding in bankruptcy, reorganization or insolvency, whether or not allowable as a claim), whether now or hereafter outstanding or incurred, owing under the Bank Credit Agreement and the other Loan Documents relating thereto (as referenced and defined therein), including guaranty obligations, if any, given in respect of the loans and obligations owing under the Bank Credit Agreement and the other Loan Documents relating thereto, in each case as amended, modified, supplemented, increased, extended, renewed or replaced; provided that in no event shall the principal amount of the Bank Debt exceed an amount equal to $2 billion and interest thereon, minus the amount of the proceeds of any Shared Collateral or other amounts applied, directly or indirectly, in permanent reduction of the Bank Debt pursuant to any mandatory prepayment provisions contained in the Bank Credit Agreement, without the consent of GMAC.

          "Bankruptcy Event" means, as to any Person, any voluntary or
           ----------------
     involuntary dissolution, winding-up, total or partial liquidation or reorganization, or bankruptcy, insolvency, receivership or other statutory or common law proceeding or arrangement involving such Person or the readjustment of its liabilities or any assignment for the benefit of creditors or any marshalling of assets or liabilities.

          "Collateral Documents" means any and all security agreements, pledge
           --------------------
     agreements, and other instruments and agreements establishing or otherwise giving effect to the liens and security interests in any collateral, including UCC financing statements and notice filings in respect of intellectual property, in each case as amended and modified.

                  "Credit Balance Account" means that account holding funds
                   ----------------------
         advanced to GMAC pursuant to the GMAC Security Agreement (and any funds so advanced to GMAC by the Company) and pledged to secure the GMAC Credit Facility as provided in the GMAC Credit Agreement.

                  "GMAC Shared Collateral Debt" means all loans and obligations
                   ---------------------------
         (including principal, interest, fees, indemnities and all other amounts, and including interest accruing after commencement of a proceeding in bankruptcy, reorganization or insolvency, whether or not allowable as a claim), whether now or hereafter outstanding or incurred, evidenced by the GMAC Shared Collateral Note, as amended, modified, supplemented, extended, renewed or replaced; provided,
                                                                --------
         however, in no event shall the principal amount of the GMAC Shared Collateral Debt exceed $500 million and interest thereon, minus the amount of the proceeds of any Shared Collateral or other amounts applied, directly or indirectly, in permanent reduction of the GMAC Shared Collateral Debt pursuant to the terms of the GMAC Credit Agreement, this Agreement or otherwise, without the consent of the Majority Banks.

                  "Other Guaranty Shared Collateral Debt" means those guaranty
                   -------------------------------------
         obligations of the Company in respect of loans, letters of credit reimbursement obligations and lines of credit extended to its subsidiaries as set forth on Schedule 8.1 B to the Bank Credit
                                      --------------
         Agreement by those Banks thereunder that have entered into an Intercreditor Agreement with the Administrative Agent and the Collateral Agent, in each case as amended, modified, supplemented, extended, renewed or replaced; provided, however, in no event shall the
                                        --------
         principal amount of the Other Guaranty Shared Collateral Debt exceed the sum of (i) $150 million and interest thereon minus (ii) the principal amount of permanent reductions in such obligations and any other permanent reductions in such obligations that are funded, directly or indirectly, with proceeds from the sale of Shared Collateral.

                  "Sharing Event" means either an acceleration of the Bank Debt,
                   -------------
         a termination of all outstanding commitments with respect to the Bank Debt (including, without limitation, on the occurrence of the Termination Date under the Bank Credit Agreement), the exercise of legal remedies by the Administrative Agent under the Bank Credit Agreement or the occurrence of a Bankruptcy Event relating to the Company.

         2.       Intercreditor Agreements.
                  ------------------------

         2.1      Collateral Interests. In connection with the establishment of
                  --------------------
the GMAC Credit Facility and the amendment of the Bank Credit Facility to increase the commitments thereunder, it is agreed that:

                  (a)    GMAC Exclusive Collateral. The Company will provide to
                         -------------------------
         GMAC for its sole and exclusive benefit a lien on the Credit Balance Account as security for amounts outstanding under the GMAC Credit Facility; provided however that the principal amount of the Credit Balance Account shall not exceed $1.5 billion.

                  (b)    Shared Collateral. The Company will provide, and will
                         -----------------
         cause certain subsidiaries to provide, collateral interests in substantially all their personal property in which the collateral interests may be perfected by the filing of Uniform Commercial Code financing statements and in certain capital stock or other equity interests in certain subsidiaries (the "Shared
                                                                        ------
          Collateral" which term shall, for the avoidance of doubt, include all
          ----------
          collateral in which the Collateral Agent now or in the future has a lien pursuant to the Collateral Documents, except that such term will not include the capital stock of PAS unless the inclusion of such capital stock is consented to in writing by the Administrative Agent (or, if there is no Administrative Agent, the Majority Banks) and
          GMAC) as security for (i) the Bank Debt, (ii) the GMAC Shared Collateral Debt, (iii) the Other Guaranty Shared Collateral Debt, and
          (iv) obligations under those interest rate protection, foreign currency exchange agreements and similar agreements with lenders under the Bank Credit Agreement or with their affiliates identified on
          Schedule 2.1(b) or with the written approval of the Administrative Agent (or if there is no Administrative Agent, the Majority Banks) and GMAC (collectively, as more particularly described in the Collateral Documents, the "Shared Collateral Secured Obligations"). In each case,
                          -------------------------------------
          the liens and security interests in the Shared Collateral will be given as common shared liens and interests in favor of the Collateral Agent and shall rank pari passu for the ratable benefit of the holders of the Shared Collateral Secured Obligations. Notwithstanding anything contained herein or in any other agreement to the contrary, including but not limited to the Bank Credit Agreement and the Collateral Documents, the Credit Balance Account shall not be deemed Shared Collateral.

          2.2     Undertakings.
                  ------------

                  (a)  Limitation on GMAC Receipt of Other Collateral Interests.
                       --------------------------------------------------------
          GMAC will not request or accept any other collateral interests (other than the Credit Balance Account and the Shared Collateral) from the Company or any of its Subsidiaries in respect of the GMAC Credit Facility, unless such collateral interests are part of the Shared Collateral, without the consent of the Administrative Agent or the Majority Banks if there is no Administrative Agent.

                  (b)  Limitation on Banks' Receipt of Other Collateral
                       ------------------------------------------------
          Interests. The lenders under the Bank Credit Agreement will not
          ---------
          request or accept any other collateral interests (other than the Shared Collateral) from the Company or any of its Subsidiaries in respect of the Bank Credit Facility, unless such collateral interests are part of the Shared Collateral, without the consent of GMAC.

                  (c)  Limitation on Other Lenders' Receipt of Other Collateral
                       --------------------------------------------------------
          Interests. The Company agrees that it will not permit any other holder
          ---------
          of any Shared Collateral Secured Obligations (other than the lenders under the Bank Credit Agreement and GMAC) to receive any other collateral interests (other than the Shared Collateral) from the Company or any of its Subsidiaries in respect of the Shared Collateral Secured Obligations, unless such collateral interests are part of the Shared Collateral, without the consent of the Administrative Agent (or the Majority Banks, if there is no Administrative Agent) and GMAC.

                  (d) Limitation on Actions in respect of the GMAC Credit
                      ---------------------------------------------------
         Facility. Until the Bank Debt is paid in full and the
         -------
         commitments under the Bank Credit Agreement are terminated, GMAC will not

                      (i) accelerate the maturity of the GMAC Credit Facility, or otherwise cause such loans and obligations to become due prior to their stated maturity, by mandatory prepayment or otherwise, except on the occurrence of a Sharing Event;

                      (ii) exercise any remedies, or take or acquiesce to any action to seek enforcement of remedies, in respect of the Shared Collateral, except with the consent of the Administrative Agent or the Majority Banks if there is no Administrative Agent; or

                      (iii) amend or modify the terms of the GMAC Credit
                  Agreement (except to the extent such amendment or modification is made to provide GMAC the same terms and conditions provided to the other Banks) in any manner adverse to the Administrative Agent or the Banks, except with the consent of the Administrative Agent or the Majority Banks if there is no Administrative Agent.

                  (e) Notice. Until the GMAC Shared Collateral Debt is paid in
                      ------
         full and the commitment under the GMAC Credit Agreement is terminated, the Collateral Agent shall provide written notice to GMAC promptly after taking any action against the Shared Collateral.

                  (f) Further Assurances. Each of the parties to this Agreement
                      ------------------
         shall execute and deliver all additional documents, agreements and further assurances, and to do all acts and things as may be reasonably requested by another party, in order to carry out more effectively the intent and purposes of this Agreement.

         2.3      Credit Balance Account. The Administrative Agent, for itself
                  ----------------------
and on behalf of the lenders under the Bank Credit Agreement, hereby acknowledges and agrees that they shall not have a security interest or lien upon the Credit Balance Account and that to the extent any security interest in the Credit Balance Account is provided to them pursuant to the Bank Credit Agreement or any Collateral Documents, that such security interest shall be null and void. Furthermore, the Administrative Agent, for itself and on behalf of the lenders under the Bank Credit Agreement, agrees not to assert, demand, sue or seek to enforce against the Company, by setoff or otherwise, any claim to all or any portion of the Credit Balance Account.

         2.4      Proceeds of Collateral. All amounts received by GMAC, the
                  ----------------------
Collateral Agent or the Company in respect of the Shared Collateral after a Sharing Event, including proceeds of a sale, transfer, setoff, or other disposition of the Shared Collateral after, or as a result of, an exercise of remedies by the Collateral Agent with respect to the Shared Collateral, shall in all cases be remitted to the Collateral Agent for application to the Shared Collateral Secured Obligations in the order shown below:

                           (i) First, to payment of reasonable fees, costs and expenses of the Collateral Agent incurred in connection with the performance or execution of its duties as Collateral Agent, in exercising or attempting to exercise any right or remedy hereunder or under the Collateral Documents or in taking possession of, protecting, preserving or disposing of any item of Shared Collateral and all amounts against or for which the Collateral Agent is to be indemnified or reimbursed hereunder or under the Collateral Documents;

                           (ii) Second, after payment in full of amounts under clause (i), to the payment of the Shared Collateral Secured Obligations ratably (including provision of 100% cash collateral for the maximum amount of Letters of Credit and unreimbursed drawings in respect of Letters of Credit) until paid in full in cash;

                           (iii) Third, after payment in full of amounts under the foregoing clauses (i) and (ii), to the Company.

         2.5      Release and Disposition of Collateral. It is understood and
                  -------------------------------------
agreed that while the GMAC Shared Collateral Debt will be permitted to be secured by the Shared Collateral with the other Shared Collateral Secured Obligations, neither GMAC nor any holder of the GMAC Shared Collateral Debt shall have the right to direct, consent or object to actions taken by the Administrative Agent and Collateral Agent in accordance with this Agreement in respect of the Shared Collateral or the Collateral Documents, including release, subordination or disposition of the Shared Collateral, in whole or in part; provided, however,except for the possible prior payment of the Bank Debt as
--------
provided below in this section 2.5, neither the Administrative Agent nor the Collateral Agent shall take any action, including, by way of illustration, any amendment to the Collateral Documents, which has the purpose or effect of treating the GMAC Shared Collateral Debt in a manner different from the treatment of the other Shared Collateral Debt or otherwise inconsistent with the pro rata sharing of the Shared Collateral by all holders of the Shared Collateral Debt. Except as and when required by the terms of Section 2.4 hereof, proceeds of Shared Collateral shall be applied in accordance with the terms of the Bank Credit Agreement or as otherwise agreed by the Majority Banks (which application shall not require repayment of the amounts outstanding under the GMAC Credit Facility). Further to that end, the Collateral Agent will take action in respect of the Shared Collateral, including a release, subordination, or other disposition of the Shared Collateral, in whole or in part, (i) first, at the sole direction of the Administrative Agent (or if there is no Administrative Agent, at the direction of the Majority Banks under the Bank Credit Agreement) for the benefit of the Banks under the Bank Credit Agreement, until such time as the Bank Debt has been paid in full and all commitments under the Bank Credit Agreement and related loan documents shall have expired or terminated, and (ii) then, at the direction of the holders of a majority in interest of the obligations owing under the Shared Collateral Secured Obligations (other than the GMAC Shared Collateral Debt), until such time as all such obligations have been paid in full or otherwise satisfied and released and all commitments relating thereto shall have expired or terminated, and (iii) thereafter, at the sole direction of GMAC or the holders of the GMAC Shared Collateral Debt. GMAC (including subsequent holders of the GMAC Shared Collateral Debt) will execute and deliver promptly upon request any and all releases and other documents and any agreements that the Collateral Agent or the Administrative Agent may deem necessary or appropriate to give effect to any release or disposition of Shared Collateral free of the liens and interests of holders of the Shared Collateral Secured Obligations, including the GMAC Shared Collateral Debt.

         2.6      Restrictions on Transfer of Shared Collateral Debt.
                  --------------------------------------------------

                  (a) GMAC will not transfer or assign any of, or sell participations in, the GMAC Shared Collateral Debt without causing the transferee, participant or assignee to execute a written acknowledgment agreeing to accept the terms and conditions of this Agreement.

                  (b) The Banks under the Bank Credit Agreement will not transfer or assign any of, or sell participations in, the Bank Debt without causing the transferee, participant or assignee to execute a written acknowledgement agreeing to accept the terms and conditions of this Agreement.

         2.7      Replacement of Collateral Agent. Bank of America, N.A. may
                  -------------------------------
resign as Collateral Agent under the Collateral Documents at any time on thirty days written notice to GMAC after payment in full of the Bank Debt and termination of the commitments thereunder. GMAC will arrange for a successor Collateral Agent or act as Collateral Agent (or make other arrangements reasonably acceptable to the other holders of the Shared Collateral Secured Obligations).

         2.8      Intercreditor Arrangements in Bankruptcy.
                  ----------------------------------------

                  (a) This Agreement shall remain in full force and effect and enforceable pursuant to its terms in accordance with Section 510(a) of the Bankruptcy Code, and all references herein to the Company shall be deemed to apply to such entity as debtor in possession and to any trustee in bankruptcy for the estate(s) of such entity.

                  (b) Except as otherwise specifically permitted in this Section 2.8, until all Shared Collateral Secured Obligations (other than the GMAC Shared Collateral Debt) have been paid in full in cash and satisfied and all commitments relating thereto have been terminated, GMAC shall not assert, or make any request or demand upon the Collateral Agent to assert, without the written consent of the Administrative Agent, any claim, motion, objection, or argument in respect of the Shared Collateral in connection with any Bankruptcy Event which could otherwise be asserted or raised in connection with such Bankruptcy Event by GMAC as a creditor and/or equity holder or affiliate of the Company, including without limitation any claim, motion, objection or argument seeking or opposing adequate protection or relief from the automatic stay in respect of the Shared Collateral.

                  (c) Without limiting the generality of the foregoing, GMAC agrees that if a Bankruptcy Event occurs, (i) the Administrative Agent and the Majority Banks (and the Collateral Agent on their behalf) may consent to the use of cash collateral (excluding the

Credit Balance Account) on such terms and conditions and in such amounts as they, in their sole discretion, may decide without seeking or obtaining the consent of GMAC as holder of an interest in the Shared Collateral; (ii) any of the Banks may provide postpetition financing for the Company and its Subsidiaries, in each case pursuant to Section 364 of the Bankruptcy Code or other applicable law and on such terms and conditions and in such amounts as the Banks, in their sole discretion, may decide without seeking or obtaining the consent of GMAC as holder of an interest in the Shared Collateral and GMAC shall not oppose such financing, (iii) GMAC shall not oppose the Company's or its Subsidiaries' use of cash collateral (excluding the Credit Balance Account) on the basis that their interest in the Shared Collateral is impaired by such use or inadequately protected by such use to the extent such use has been approved by the Administrative Agent and the Banks in their sole discretion; and (iv) GMAC shall not oppose any sale or other disposition of any assets comprising part of the Shared Collateral free and clear of security interests, liens or other claims of any party, including GMAC, under Section 363 of the Bankruptcy Code on the basis that the interest of GMAC in the Shared Collateral is impaired by such sale or inadequately protected as a result of such sale if the Administrative Agent with the consent of the Majority Banks has consented to such sale or disposition of such assets. The Administrative Agent, the Collateral Agent and GMAC each agree that they will not initiate, propose or consent to action by a bankruptcy court to require or permit the Collateral Agent to act in a manner inconsistent with the ratable administration of the Shared Collateral as contemplated by Section 2.5 or the pari passu distribution of proceeds required by Section 2.4 hereof.

     (d) GMAC agrees that it will not initiate, prosecute, encourage, or assist with any other person to initiate or prosecute any claim, action or other proceeding (i) challenging the validity or enforceability of this Agreement, (ii) challenging the validity, enforceability or unavoidability of any claim of the Administrative Agent and the Banks with respect to the Shared Collateral or otherwise, (iii) challenging the perfection, enforceability or unavoidability of any liens securing the Shared Collateral Secured Obligations, or (iv) asserting any claims which the Company or its Subsidiaries may hold with respect to the Administrative Agent and the Banks or any of the Shared Collateral Secured Obligations other than the GMAC Shared Collateral Debt, if any.

     (e) The Administrative Agent, for itself and on behalf of the lenders under the Bank Credit Agreement, agrees that they will not initiate, prosecute, encourage, or assist with any other person to initiate or prosecute any claim, action or other proceeding (i) challenging the validity or enforceability of this Agreement, (ii) challenging the validity, enforceability or unavoidability of any claim of GMAC with respect to the Shared Collateral and/or the Credit Balance Account or otherwise, (iii) challenging the perfection, enforceability or unavoidability of any liens securing the Shared Collateral Secured Obligations and/or the Credit Balance Account, or (iv) asserting any claims which the Company or its Subsidiaries may hold with respect to GMAC or any of the Shared Collateral Secured Obligations and/or the Credit Balance Account other than the Bank Debt, if any.

         (f) To the extent that the Collateral Agent, the Administrative Agent, any Bank or GMAC receives payments or transfers on the Bank Debt or the GMAC Shared Collateral Debt or proceeds of the Shared Collateral which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payment or proceeds received, the Bank Debt or the GMAC Shared Collateral Debt, or part thereof, intended to be satisfied shall be revived and continue in full force and effect enjoying all rights and benefits of this Agreement as if such payments or proceeds had not been received by the Collateral Agent, the Administrative Agent, such Bank or GMAC.

         (g) Notwithstanding any other provision of this Section, GMAC shall be entitled to file a claim in any related bankruptcy proceeding so as to preserve its rights therein (but not in a manner contrary to the foregoing clauses of this Section 2.8) and to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of GMAC including without limitation any claims secured by the Shared Collateral, if any.

     2.9 Liability of the Collateral Agent. The Collateral Agent shall not be
         ---------------------------------
liable or answerable for anything whatsoever in connection with this Agreement or the Collateral Documents except for its willful misconduct or gross negligence, and the Collateral Agent shall have no duties or obligations other than as provided herein and therein. The Collateral Agent shall be entitled to rely on any opinion of counsel (including counsel for the Company) in relating to this Agreement or the Collateral Documents, and upon statements and communications received from the Company, or from any other person, believed by it to be authentic, and shall not be liable for any action taken or omitted in good faith on such reliance.

     2.10 Indemnification of the Collateral Agent. GMAC agrees to indemnify the
          ---------------------------------------
Collateral Agent (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to its share of the Shared Collateral Secured Obligations, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of this Agreement or the Collateral Documents except for the Collateral Agent's gross negligence, willful misconduct or breach of this Agreement. The obligations under this Section shall survive termination of this Agreement.

     3.  Miscellaneous.
         -------------

     3.1 Successors; Continuing Effect. This Agreement is being entered into for
         -----------------------------
the benefit of, and shall be binding upon the parties hereto, their successors and assigns, including (i) the Administrative Agent and the lenders under the Bank Credit Agreement and their respective successors and assigns, including subsequent holders of Bank Debt, and (ii) GMAC and its respective successors and assigns, including subsequent holders of the GMAC Shared Collateral Debt.

         3.2   Notices; Amendments; Etc.
               ------------------------

         (a) All notices, requests and demands to or upon the parties to this Agreement to be effective shall be in writing (including by facsimile or telecopy transmission) and shall be deemed to have been duly given or made (i) when delivered by hand or (ii) three Business Days after being deposited in the mail, postage prepaid or (iii) one Business Day after being sent by priority overnight mail with an internationally recognized overnight delivery carrier or
(iv) if by telecopy or facsimile, when received, at the addresses or transmission numbers for notices set forth below to such other address or transmission number as may be hereafter notified in writing by the respective parties hereto:

         GMAC:                         General Motors Acceptance Corporation
                                       P.O. Box 200
                                       Mailcode 482-B10-B11
                                       Detroit, Michigan  48265-200
                                       Attn: David Ehlers
                                       Telephone: (313) 665-6051
                                       Facsimile: (313) 665-6208


         ADMINISTRATIVE AGENT:         Bank of America, N.A.
                                       Mail Code CA5-701-05-19
                                       1455 Market Street, 5/th/ Floor
                                       San Francisco, California  94103
                                       Attn:  Annie Cuenco
                                       Telephone:  (415) 436-4008
                                       Facsimile:  (415) 503-5007

         COLLATERAL AGENT:             Bank of America, N.A.
                                       Mail Code CA5-701-05-19
                                       1455 Market Street, 5/th/ Floor
                                       San Francisco, California  94103
                                       Attn:  Annie Cuenco
                                       Telephone:  (415) 436-4008
                                       Facsimile:  (415) 503-5007

         COMPANY:                      Hughes Electronics Corporation
                                       P.O. Box 956
                                       200 N. Sepulveda Blvd.
                                       El Segundo, California  90245
                                       Attn:  Treasurer
                                       Telephone:  (310) 662-9771
                                       Facsimile:  (310) 322-9083

         (b) This Agreement may be amended and the terms hereof may be waived only with the written consent of each of the parties hereto (consisting of (i) the Company, (ii) the Collateral

Agent, (iii) the Administrative Agent, or if there is no Administrative Agent, the Majority Banks under the Bank Credit Agreement, and (iv) GMAC).

     3.3 Termination. This Agreement shall terminate upon payment in full
         -----------
(without refinancing or replacement) of all of the Shared Collateral Secured Obligations or of all of the Shared Collateral Secured Obligations other than the GMAC Shared Collateral Debt, and expiration or termination of the commitments relating thereto; provided, however, if the GMAC Shared Collateral Debt remains outstanding such termination shall not occur until a successor Collateral Agent shall have replaced Bank of America, N.A. as Collateral Agent in accordance with the terms of Section 2.7 hereof.

     3.4 Severability. Any provision of this Agreement which is prohibited or
         ------------
unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     3.5 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY AND
         --------------------
UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

     3.6 Entire Agreement; Governing Law. This Agreement embodies the entire
         -------------------------------
agreement and understanding of the parties hereto regarding the subject matter hereof. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     3.7 Counterparts. This Agreement may be executed in any number of
         ------------
counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

     IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date shown above.

                               GENERAL MOTORS ACCEPTANCE CORPORATION

                               By:________________________________
                               Name:
                               Title:


                               BANK OF AMERICA, N.A.,
                               as Administrative Agent for and on behalf of the lenders under the Bank Credit Agreement

                               By:________________________________
                               Name:
                               Title:


                               BANK OF AMERICA, N.A.
                               as Collateral Agent

                               By:________________________________
                               Name:
                               Title:


                               HUGHES ELECTRONICS CORPORATION,
                               a Delaware corporation

                               By:________________________________
                               Name:
                               Title:



                                                  HUGHES ELECTRONICS CORPORATION
                                                         INTERCREDITOR AGREEMENT